EXHIBIT 10.3
EXECUTION COPY
STOCK PURCHASE AGREEMENT
among
CONNELL LIMITED PARTNERSHIP,
and
FEDERAL SIGNAL CORPORATION
and
FEDERAL SIGNAL OF EUROPE B.V.
Dated as of April 3, 2008

TABLE OF CONTENTS

ARTICLE 1 PURCHASE AND SALE OF SHARES		1
1.1	Purchase and Sale of Shares; Closing	1
1.2	Certain Definitions	2
1.3	Purchase Price for the Shares; Payment	3
1.4	Adjustments to Purchase Price	4
1.5	Designation of Agent	5
1.6	Currency and Currency Exchange Rates	5

ARTICLE 2 REPRESENTATIONS AND WARRANTIES OF SELLERS		5
2.1	Status of Sellers and Subsidiaries	5
2.2	Financial Matters	7
2.3	Taxes	9
2.4	Real and Personal Property	10
2.5	Intellectual Property; Patents; Trademarks; Trade Names	11
2.6	Loans and Contracts	12
2.7	Employee Plans	13
2.8	Labor Relations	15
2.9	Litigation and Other Proceedings	16
2.10	Compliance with Laws	16
2.11	Bank Accounts	18
2.12	Brokers and Commissions	18
2.13	Related Party Transactions	18
2.14	Accounting Controls	18
2.15	Receivables	19
2.16	Inventory	19
2.17	Customers and Suppliers	19
2.18	No Other Representations	19

ARTICLE 3 REPRESENTATIONS AND WARRANTIES OF BUYER		20
3.1	Status of Buyer	20
3.2	Brokers and Commissions	21
3.3	Available Funds	21
3.4	Solvency	21

ARTICLE 4 COVENANTS OF SELLERS		21
4.1	Conduct of Business by the Subsidiaries	21
4.2	Affirmative Covenants Relating to the Subsidiaries	23
4.3	Access Before Closing	23
4.4	Public Disclosure; Sellers’ Post-Closing Confidentiality Obligation	24
4.5	Monthly and Quarterly Financial Statements	24
4.6	Termination of Related Party Transactions	24
4.7	Bank Accounts	25
4.8	Resignations	25
4.9	Real Estate	25
4.10	Consents	25
4.11	No Negotiation	25
4.12	Cooperation	26
4.13	Other Assets	26
 i

4.14	Release of Claims by Sellers	26
4.15	Excluded Assets	26

ARTICLE 5 COVENANTS OF BUYER		26
5.1	Consents and Closing Conditions	26
5.2	Affected Employees	27
5.3	Employee Plans	27
5.4	Severance	28
5.5	Buyer Plans	29
5.6	Vacation Benefits Accrued Through Closing Date	29
5.7	Public Disclosure	29
5.8	Cooperation	29
5.9	Books and Records	30

ARTICLE 6 TAX MATTERS		30
6.1	Payment of Taxes; Preparation of Returns	30
6.2	Tax Contest Provisions	31
6.3	Tax Sharing Agreements	32
6.4	Cooperation and Records Retention with Respect to Tax Matters	32
6.5	Tax Clearance under Section 116 of the ITA	32
6.6	Purchase Price Allocation	32

ARTICLE 7 BUYER’S CONDITIONS TO CLOSING		33
7.1	Continued Truth of Warranties	33
7.2	Performance of Covenants	33
7.3	No Litigation or Order	33
7.4	No Material Adverse Effect	33
7.5	Permits and Consents	33
7.6	Authorization	33
7.7	Release of Encumbrances; Debt	33
7.8	Closing Documents	33
7.9	Key Employee Agreements	33

ARTICLE 8 SELLERS’ CONDITIONS TO CLOSING		34
8.1	Continued Truth of Warranties	34
8.2	Performance of Covenants	34
8.3	No Litigation or Order	34
8.4	Closing Documents	34

ARTICLE 9 DOCUMENTS TO BE DELIVERED AT CLOSING		34
9.1	Deliveries of Sellers	34
9.2	Deliveries of Buyer	35

ARTICLE 10 TERMINATION		36
10.1	Termination by Mutual Consent	36
10.2	Termination by Either Buyer or Sellers	36
10.3	Termination by Buyer	36
10.4	Termination by Sellers	37
10.5	Effect of Termination and Abandonment	37

ARTICLE 11 SURVIVAL; INDEMNIFICATION		37
11.1	Survival	37

11.2	Indemnification by Sellers	37
11.3	Indemnification by Buyer	38
11.4	Notice of Claims	39
11.5	Indemnification Payments as Adjustment to Final Purchase Price	40
11.6	Exclusive Remedy	40

ARTICLE 12 MISCELLANEOUS		41
12.1	Notices	41
12.2	Amendment	42
12.3	Counterparts	42
12.4	Binding on Successors and Assigns	42
12.5	Severability	42
12.6	Waivers	42
12.7	Headings	42
12.8	List of Schedules and Exhibits	42
12.9	Entire Agreement; Law Governing; Waiver of Jury Trial	44
12.10	No Third-Party Rights	44
12.11	Sales and Transfer Taxes	44
12.12	Expenses	44
12.13	No Presumption Against Drafting Party	44
12.14	Computation of Time	44
12.15	Specific Performance	45
12.16	Confidentiality	45
12.17	Survivability of Provisions After Termination	45
EXHIBITS

Exhibit A	Target Net Assets
Exhibit B	Form of Transition Services Agreement
Exhibit C	Form of Non-Competition/Non-Solicitation Agreement

INDEX OF DEFINED TERMS

Defined Term	Section
401(k) Plan	5.3(e)
409A Plan	2.7(h)
$ or USD	1.6
ACM	2.10(c)(v)
Affected Employees	5.2
Affiliate	1.2
Agreement	Preamble
Arbitrator	1.4(b)(iii)
Business	Recitals
Business Day	1.2
Buyer	Preamble
Buyer 401(k) Plan	5.3(e)
Buyer Indemnitees	11.2(a)
Buyer Plans	5.5
Buyer’s Cap	11.3(b)
Buyer’s Floor	11.3(b)
Buyer’s Loss	11.2(a)
Cash	1.2
Cash Adjustment	1.2
Closing	1.1(b)
Closing Date	1.1(b)
Code	2.3(a)(i)
Confidential Information	4.4(b)
Contract	2.6(b)
Debt	1.2
Debt Instruments	2.6(a)
DOL	2.7(d)
DP-Canada	Recitals
DP-Portugal	Recitals
DP-US	Recitals
Employee Plan; Employee Plans	2.7(a)
Environmental Condition	2.10(c)(iv)
Environmental Laws	2.10(c)(i)
Environmental Permits	2.10(c)(iii)
ERISA	2.7(a)(i)
ERISA Affiliate	2.7(a)
Excluded Assets	4.15
Federal Signal	Preamble
Final Closing Statement	1.4(b)(i)
Final Purchase Price	1.4(b)(i)
Financial Statements	2.2(a)
Foreign Benefit Plan	2.7(f)
FSBV	Preamble
GAAP	1.2
Governmental Body	1.2

Defined Term	Section
Hazardous Substances	2.10(c)(iv)
HIPAA	2.7(e)
Indemnified Party	11.4(a)(i)
Indemnifying Party	11.4(a)(i)
Insurance Policies	2.6(c)
Intellectual Property	2.5
Intellectual Property Licenses	2.5
Interim Purchase Price	1.3
ITA	0
Knowledge of Sellers	1.2
Laws	2.10(a)
Lease	2.4(b)
LTD Former Employees	5.2
Material Adverse Effect	1.2
Material Customers	2.17(a)
Material Suppliers	2.17(b)
Net Assets	1.2
Net Assets Adjustment	1.2
Non-Competition/Non-Solicitation Agreement	9.1(o)
Notice of Objection	1.4(b)(ii)
ODS	2.10(c)(v)
Other Agreements	2.1(e)(i)
Participants	2.7(a)
Party or Parties	Preamble
PBGC	2.7(d)
PCBs	2.10(c)(v)
Permitted Encumbrances	2.4(a)
Person	1.2
Pre-Closing Period	6.1(a)
Property or Properties	2.4(a)
Purchase Price Adjustment	1.2
Released Claims	4.14
Returns	2.3(a)(ii)
Seller Related Party	2.13(a)
Seller Retirement Plan	5.3(c)
Sellers	Preamble
Sellers’ Cap	11.2(b)
Sellers’ Floor	11.2(b)
Sellers’ Loss	11.3(a)
Shares	Recitals
Solvency	3.4
STD Employees	5.2
Subsidiary or Subsidiaries	Recitals
Subsidiary Tax Group	2.3(b)
Target Net Assets	1.2
Tax Audit	2.3(b)
Tax Records	0
Taxes	2.3(a)(iii)
Third Party Claim	11.4(a)(i)
 v

Defined Term	Section
Title IV Plans	2.7(b)
Total Assets	1.2
Total Liabilities	1.2
Transition Services Agreement	9.1(i)
UFI	2.10(c)(v)
UST	2.10(c)(v)

STOCK PURCHASE AGREEMENT
     THIS STOCK PURCHASE AGREEMENT (this “Agreement”), is made as of this 3rd day of April, 2008, by and among CONNELL LIMITED PARTNERSHIP, a Delaware limited partnership (“Buyer”), on the one hand, and FEDERAL SIGNAL CORPORATION, a Delaware corporation (“Federal Signal”), and FEDERAL SIGNAL OF EUROPE B.V., a Dutch corporation (“FSBV”), on the other hand (Federal Signal and FSBV are sometimes hereinafter referred to as the “Sellers” and Buyer and each Seller are sometimes hereinafter referred to separately as a “Party” and collectively as the “Parties”).
RECITALS
     WHEREAS, (a) Federal Signal is the direct or indirect owner of (i) 100 (0.025%) of the issued and outstanding shares of Dayton Progress — Perfuradores, Lda, a Portuguese corporation (“DP-Portugal”), (ii) 25 (2.44%) of the issued and outstanding shares of Dayton Progress Canada Ltd., a Canadian corporation (“DP-Canada”), and (iii) 100% of the issued and outstanding shares of Dayton Progress Corporation, an Ohio corporation (“DP-US”), and (b) FSBV is the direct owner of 399,900 shares (99.975%) of the issued and outstanding shares of DP-Portugal;
     WHEREAS, DP-US is the direct or indirect owner of (a) the remaining 97.56% of the issued and outstanding shares of DP-Canada and (b) 100% of the issued and outstanding equity interests of each of those entities identified as owned by it in Schedule 2.1(a)(ii) (DP-Portugal, DP-US, DP-Canada and each of the entities identified as owned by DP-US in Schedule 2.1(a)(ii) being a “Subsidiary” and collectively the “Subsidiaries”);
     WHEREAS, the Subsidiaries are engaged in the business of manufacturing, selling and reselling a broad range of tooling components, mold bases and accessories for plastic injection molding and tooling components, punches and die components for metal stamping and other material forming applications (the “Business”);
     WHEREAS, Sellers desire to sell, assign, transfer and convey to Buyer or one or more of its Affiliates, and Buyer or one or more of its Affiliates desires to acquire from Sellers, (a) all of the issued and outstanding shares of each of DP-Portugal and DP-US and (b) the shares of DP-Canada directly owned by Federal Signal (such shares of DP-Canada, along with all of the issued and outstanding shares of DP-Portugal and DP-US, collectively, the “Shares”); and
     WHEREAS, each of the Parties desires to set forth certain representations, warranties and covenants, and to establish certain closing conditions, made to induce the other to execute and deliver this Agreement and to consummate the transactions contemplated hereby.
     NOW, THEREFORE, in consideration of the premises, covenants and agreements herein contained, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:
ARTICLE 1
PURCHASE AND SALE OF SHARES
     1.1 Purchase and Sale of Shares; Closing. The purchase and sale of the Shares shall be effected as follows:

          (a) At the Closing, Sellers shall sell to Buyer, and Buyer shall purchase from Sellers, the Shares, for the consideration set forth in this ARTICLE 1.
          (b) The closing (the “Closing”) of the transactions contemplated hereby shall take place at the offices of Thompson Coburn Fagel Haber, 55 East Monroe Street 40th Floor, Chicago, IL, 60603, commencing at 9:00 a.m. Chicago time on April 21, 2008 or such other date or time as may be mutually agreed upon in writing by the Parties (the “Closing Date”). The Closing shall be effective as of 12:01 a.m. prevailing local time on the Closing Date.
     1.2 Certain Definitions. As used in this Agreement, the following terms shall have the following meanings:
          “Affiliate” when used in reference to a specified Person, means any Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with the specified Person.
          “Business Day” means a day, other than a Saturday or Sunday, on which commercial banks in Chicago, Illinois are open for the general transaction of business.
          “Cash” means all cash and cash equivalents within the meaning of GAAP.
          “Cash Adjustment” means the sum of the fair market value of all Cash of the Subsidiaries as of immediately prior to the Closing.
          “Debt” means, without duplication, the outstanding principal amount of, all accrued and unpaid interest on and other payment obligations (including any premiums, termination fees, expenses or breakage costs due upon or payable in connection with the consummation of the transactions contemplated by this Agreement) in respect of, (a) any long-term or short-term interest-bearing indebtedness for borrowed money of any Subsidiary to any third party, whether or not recourse to the Subsidiaries, (b) any inter-company indebtedness owed by any Subsidiary to any Seller or any of their Affiliates other than to another Subsidiary, (c) any capital leases under which any Subsidiary is a lessee, (d) any reimbursement obligation of any Subsidiary with respect to letters of credit (including standby letters of credit to the extent drawn upon), bankers’ acceptances or similar facilities issued for the account of any Subsidiary, (e) any obligation of any Subsidiary evidenced by bonds, debentures, notes or other similar instruments, (f) any obligation of any Subsidiary issued or assumed as the deferred purchase price of property or services, (g) any obligation of any Subsidiary under any factoring, securitization or other similar facility or arrangement not accounted for as a sale under GAAP and (h) any obligation of the type referred to in clauses (a) through (g) of this definition of another Person the payment of which any of the Subsidiaries have guaranteed or for which any Subsidiary is responsible or liable, directly or indirectly, jointly or severally, as obligor, guarantor or otherwise. “Debt” shall not include short term (150 days or less) commercial notes issued to third party vendors by Nippon Dayton Progress, Kabushiki Kaisha (Dayton Progress Corporation of Japan) or Dayton Progress SAS to memorialize trade debt incurred in the ordinary course of business consistent with past practice.
          “GAAP” means United States generally accepted accounting principles except as set forth in Schedule 1.2, consistently applied.
          “Governmental Body” means any: (a) nation, state, county, city, town, village, district or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign or other government; (c) governmental or quasi-governmental authority of any nature (including any governmental agency, branch, board, commission, department, instrumentality, office or other entity, and any court or other tribunal); (d) multinational organization or body; or (e) body exercising, or entitled or purporting to exercise, any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power of any nature.
          “Knowledge of Sellers” means the knowledge of Alan Shaffer, Randy Wissinger, Jeff Welday, Bob Clark, David Turpin, Ed Mohrbach, Ed Mehney, Stefan Richardson, John Gruber, Paul Henry, Stephanie Kushner or Paul Brown after reasonable inquiry.
          “Material Adverse Effect” means with respect to the Subsidiaries, any effect which, individually or in the aggregate with all other such effects, (a) is materially adverse to the condition (financial or otherwise) or results of operations, assets (tangible or intangible), liabilities or business of the Subsidiaries taken as a whole, except for effects caused by or resulting from (i) the announcement of this Agreement or the transactions contemplated hereby or the taking of any action specifically required by this Agreement and any Other Agreement, (ii) changes in general social or political conditions including the engagement by the United States in hostilities or the occurrence of military or terrorist attacks on the United States which do not disproportionately affect the Subsidiaries as compared to other similarly situated participants in the industries in which the Subsidiaries operate, (iii) changes in general business, economic or market conditions or prevailing interest rates which do not disproportionately affect the Subsidiaries as compared to other similarly situated participants in the industries in which the Subsidiaries operate, (iv) changes in Laws or (v) the labor strike described in Schedule 1.2 or (b) would prevent or materially impede the ability of Sellers to consummate the transactions contemplated by this Agreement in accordance with the terms hereof and applicable Laws.
          “Net Assets” means “Total Assets,” as of immediately prior to the Closing, less “Total Liabilities,” as of immediately prior to the Closing. “Total Assets” means the consolidated total assets (other than Cash or goodwill) of the Subsidiaries, in each case without duplication and as determined in accordance with GAAP and with the application thereof in Exhibit A. “Total Liabilities” means the consolidated total liabilities (other than Debt) of the Subsidiaries, in each case without duplication and as determined in accordance with GAAP and with the application thereof in Exhibit A.
          “Net Assets Adjustment” means (a) if Net Assets exceeds Target Net Assets, the amount of such excess or (b) if Net Assets is less than Target Net Assets, the amount of such difference; provided, that any amount resulting under clause (b) above shall be deemed to be a negative number.
          “Person” means any individual, corporation (including any non-profit corporation), general, limited or limited liability partnership, limited liability company, joint venture, estate, trust, association, organization, or other entity or Governmental Body.
          “Purchase Price Adjustment” means (a) the Final Purchase Price minus (b) the Interim Purchase Price.
          “Target Net Assets” means $40,562,106, the calculation of which is set forth on Exhibit A.
     1.3 Purchase Price for the Shares; Payment. At the Closing, Buyer shall deliver or cause to be delivered to Federal Signal, by wire transfer to an account designated by Federal Signal at least three Business Days prior to the Closing Date, an aggregate amount in immediately available funds equal to the Interim Purchase Price. For purposes of this Agreement, the term “Interim Purchase Price” shall mean (a) $61,000,000, plus (b) Sellers’ good faith estimate of the Cash Adjustment and plus (c) Sellers’ good faith estimate of the Net Assets Adjustment (which may be a negative number if the calculation results in a negative number under clause (b) of the definition of “Net Assets Adjustment”).

     1.4 Adjustments to Purchase Price.
          (a) Interim Purchase Price. No later than five Business Days prior to the Closing Date, Sellers shall deliver to Buyer a calculation of the Interim Purchase Price and the components thereof, based on the Subsidiaries’ books and records and other information then available and prepared in accordance with GAAP.
          (b) Calculation of Final Purchase Price.
          (i) Within 90 days following the Closing Date, Buyer shall deliver to Sellers a proposed calculation of the Final Purchase Price (the “Final Closing Statement”) and the components thereof, together with reasonable supporting detail, based on the Subsidiaries’ books and records and other information then available and prepared in accordance with GAAP. For purposes of this Agreement, the term “Final Purchase Price” shall mean (A) $61,000,000, plus (B) the Cash Adjustment and plus (C) the Net Assets Adjustment (which may be a negative number if the calculation results in a negative number under clause (b) of the definition of “Net Assets Adjustment”).
          (ii) Unless Sellers notify Buyer in writing within 45 days after Buyer’s delivery of the Final Closing Statement of any objection to any component of the Final Closing Statement (the “Notice of Objection”), the Final Purchase Price set forth in such Final Closing Statement shall be deemed final and binding. During such 45-day period, Sellers and their representatives shall be permitted to review during normal business hours as they shall reasonably request the books, records and working papers of Buyer and the Subsidiaries relating to the Final Closing Statement. Any Notice of Objection shall specify in reasonable detail the basis for the objections set forth therein. Items and amounts not objected to by Sellers in any Notice of Objection shall be deemed final and binding at the conclusion of such 45-day period.
          (iii) If Sellers provide a Notice of Objection to Buyer within such 45-day period, Buyer and Sellers shall, during the 30-day period following Buyer’s receipt of the Notice of Objection, attempt in good faith to resolve Sellers’ objections. During the 30-day period following Buyer’s receipt of the Notice of Objection, Buyer and its representatives shall be permitted to review during normal business hours as they shall reasonably request the working papers of Sellers relating to the Notice of Objection and the basis therefor. If the Parties are unable to resolve Sellers’ objections within the 30-day period following Buyer’s receipt of the Notice of Objection, the Parties shall appoint a nationally recognized accounting firm reasonably acceptable to each Party (such accounting firm, or any successor accounting firm appointed by the Parties, if necessary, the “Arbitrator”), which shall, at Sellers’ and Buyer’s joint expense, review the matters under dispute in the Final Closing Statement. The Arbitrator shall, within 30 days of its appointment, render a determination resolving such disputes. The Parties agree to cooperate with the Arbitrator and provide it with such information as it reasonably requests to enable it to make any such determination. The finding of the Arbitrator shall be final and binding on the Parties. The Parties will revise the Final Closing Statement as appropriate to reflect the final and binding resolution of any objections thereto pursuant to this Section 1.4(b)(iii).
          (c) Payment of Purchase Price Adjustment. If the Purchase Price Adjustment is (i) a positive amount, Buyer will pay or cause to be paid to Sellers in accordance with the wire transfer instructions delivered by Sellers or (ii) a negative amount, Sellers will pay or cause to be paid to Buyer in accordance with wire transfer instructions delivered by Buyer, an amount in cash equal to the absolute value of the Purchase Price Adjustment together with interest thereon at a rate of 5.25% per annum from the Closing Date to the date of such payment, by wire transfer or delivery of other immediately available funds within three Business Days after the date on which the Final Purchase Price is finally determined pursuant to Section 1.4(b).
     1.5 Designation of Agent. FSBV does hereby irrevocably designate Federal Signal to be its agent to collect on its behalf any portion of the Interim Purchase Price, the Final Purchase Price or the Purchase Price Adjustment allocable to the DP-Portugal shares owned by FSBV. Buyer shall have no liability on account thereof to FSBV.
     1.6 Currency and Currency Exchange Rates. The Interim Purchase Price, Final Purchase Price and all other amounts referenced hereunder shall be denominated in United States Dollars (“$” or “USD”). All account balances denominated in foreign currencies shall be translated into United States Dollars using the currency exchange rates published in the Wall Street Journal as of the Business Day immediately prior to the Closing Date.
ARTICLE 2
REPRESENTATIONS AND WARRANTIES OF SELLERS
     Sellers hereby jointly and severally represent and warrant to Buyer as follows:
     2.1 Status of Sellers and Subsidiaries.
          (a) Corporate Existence, Status and Capitalization.
          (i) Federal Signal and each of the US-chartered Subsidiaries are corporations duly incorporated, organized, entitled to conduct business and validly existing in good standing under the Laws of the state of their respective incorporation. Each of FSBV and the non-US chartered Subsidiaries is either a corporation or limited liability company, in each case entitled to conduct business and validly existing and in good standing under the Laws of the country of its respective organization.
          (ii) Schedule 2.1(a)(ii) sets forth with respect to each Subsidiary (A) the total authorized capital, (B) the number of shares or quotas that are issued and outstanding and (C) the owner of such shares or quotas. All of the shares and quotas reflected in Schedule 2.1(a)(ii) have been duly authorized, validly issued and are fully paid and nonassessable and were not issued in violation of any preemptive rights. There are no issued or outstanding shares of preferred stock of any of the Subsidiaries. There are no outstanding options, warrants, rights (including preemptive rights), agreements, contracts, arrangements, understandings, obligations, undertakings, puts, calls, commitments or demands of any character relating to the equity of the Subsidiaries or that may require the Subsidiaries to issue any shares, quotas or other equity interests, and there are no outstanding securities convertible into or exchangeable for any of such shares, quotas or other equity interests. There are no bonds, debentures, notes or other indebtedness of any Subsidiary issued or outstanding as of the date hereof (A) having the right to vote on any matters on which stockholders or members may vote (or which is convertible into or exchangeable for, securities having such right) or (B) the value of which is in any way based upon or derived from capital or voting stock or quotas of any Subsidiary.
          (iii) Sellers are the sole record and beneficial owners of all of the Shares, free and clear of any lien, security interest, pledge, restriction on transferability or voting, or other claim or encumbrance, except those restrictions imposed by applicable securities Laws, and have full legal right, power and authority to transfer such Shares to Buyer in accordance with this Agreement. There are no voting trust agreements or other agreements restricting the voting, dividend rights or disposition of any shares of capital stock or quotas of the Subsidiaries.
          (b) Qualification. Schedule 2.1(b) lists the jurisdictions in which each Subsidiary is qualified to do business as a foreign corporation. Each Subsidiary is qualified to do business and in good standing in all jurisdictions material to its business where the nature of its business makes such qualification necessary.
          (c) Corporate Power. Each Subsidiary has all requisite corporate or limited liability company (as the case may be) power to own, lease or use its Properties and otherwise to conduct the Business.
          (d) Ownership Interests. Except as set forth in Schedule 2.1(d), no Subsidiary has any equity securities of, investment in or loans or advances to any Person or any agreements or commitments for such (other than trade terms extended to customers in the ordinary course of business consistent with past practice and travel advances to employees).
          (e) Authorization.
          (i) Each Seller has the right, power and authority to enter into this Agreement and each other agreement, instrument or other document contemplated herein (collectively, the “Other Agreements”) required to be executed by such Seller hereunder and to consummate the transactions contemplated by, and otherwise to comply with and perform its obligations under, this Agreement and the Other Agreements, subject in each case to obtaining the consents and approvals described in Schedule 2.1(f).
          (ii) The execution and delivery by each Seller of this Agreement and the Other Agreements to which such Seller is a party, and the consummation by each Seller of the transactions contemplated by, and other compliance with and performance of its obligations under, this Agreement and the Other Agreements to which such Seller is a party have been duly authorized by all necessary corporate action on the part of such Seller, in compliance with its governing documents and applicable Laws.
          (iii) This Agreement and the Other Agreements to which each Seller is a party constitute valid and binding agreements of such Seller that are enforceable against such Seller in accordance with their respective terms, except to the extent that such enforceability may be limited by (A) the effect of any applicable bankruptcy, insolvency, reorganization, moratorium, rehabilitation or similar Laws relating to the enforcement of creditors’ rights generally, (B) the availability of the remedies of specific performance or injunctive relief which may be subject to the discretion of the court before which any proceeding for such remedies may be brought or (C) the exercise by any court of its discretion in invoking general principles of equity.
          (f) Absence of Violations or Conflicts. Except as disclosed in Schedule 2.1(f), the execution and delivery of this Agreement by each Seller and the Other Agreements to which such Seller is a party by such Seller and the consummation of the transactions contemplated by, or other compliance with or performance under, this Agreement by such Seller and the Other Agreements to which such Seller is a party by such Seller, do not and will not with the passage of time or giving of notice or both, constitute a violation or breach of, be in conflict with, constitute a default or require any payment under, permit a termination of, require any consent under, result in any default of or result in the creation or acceleration of any obligations or the creation or imposition of any lien, encumbrance or other adverse claim or interest other than Permitted Encumbrances under any (i) material agreement, contract, arrangement, understanding, obligation, undertaking or commitment to which either Seller or any Subsidiary is a party or to which any Seller or Subsidiary or any Subsidiary’s assets or Properties are subject or bound, (ii) material judgment, decree or order of any Governmental Body to which any Seller or Subsidiary or any Subsidiary’s assets or Properties are subject or bound, (iii) applicable Laws or (iv) governing documents of such Seller or any Subsidiary (including their articles of incorporation and by-laws or comparable documents).
          (g) No Governmental Consents Required. Except as set forth in Schedule 2.1(g), no consent, approval, waiver, order or authorization of, or registration, declaration or filing with, any Governmental Body on the part of any Seller or Subsidiary is required in connection with its execution or delivery of this Agreement or the Other Agreements or the consummation of the transactions contemplated by, or other compliance with or performance under, this Agreement or such Other Agreements by Sellers.
     2.2 Financial Matters.
          (a) Financial Statements. Sellers have delivered to Buyer true and complete copies of the unaudited consolidated balance sheets of the Subsidiaries as of December 31, 2007 and 2006 and the related unaudited consolidated statements of income for the years ended December 31, 2007 and 2006, together with the unaudited consolidated balance sheets as of March 2, 2008 and the related unaudited consolidated statements of income for the two month periods ended February 3, 2008 and March 2, 2008 (collectively the unaudited financial statements described in this sentence are referred to in this Agreement as the “Financial Statements”). The Financial Statements of the Subsidiaries were prepared in accordance with GAAP and fairly and accurately present in all material respects the financial condition and results of operations of the Subsidiaries as of the respective dates thereof, except as set forth in Schedule 2.2(a) and except that any unaudited interim financial statements were or are subject to normal and recurring year-end adjustments which have not been or are not expected to be material in amount, individually or in the aggregate.
          (b) Absence of Certain Events. Except as set forth in Schedule 2.2(b), since December 31, 2007, Sellers and the Subsidiaries have conducted the Business in the ordinary and usual course consistent with past practice and there has not been any:
          (i) event, development or state of circumstance or fact that, individually or taken together with all other facts, events and circumstances, could reasonably be expected to have a Material Adverse Effect;
          (ii) damage, destruction or casualty loss with respect to the Properties (whether or not covered by insurance) which materially affected the Business or financial condition or results of the Subsidiaries;
          (iii) change in the articles of incorporation, by-laws or other governing documents of any of the Subsidiaries or any declaration or payment of distributions with respect to the capital stock or quotas of any of the Subsidiaries or redemption or repurchase of any such shares or quotas or any options, warrants, calls or rights to acquire any such shares or quotas;
          (iv) change in Sellers’ accounting policies or practices applicable to any of the Subsidiaries;
          (v) individual capital expenditure by the Subsidiaries in excess of $75,000;

          (vi) acquisition by any of the Subsidiaries of, or agreement by any Subsidiary to acquire by merging or consolidating with, or by purchasing any assets or equity securities of, or by any other manner, any Person or any business organization or division thereof, for an amount in excess of $75,000, or any solicitation of, participation in, or negotiations with respect to any of the foregoing;
          (vii) entry into, amendment or termination by the Subsidiaries of any contract, agreement in principle, letter of intent, memorandum of understanding or similar agreement with a Person with respect to a joint venture, strategic partnership or alliance;
          (viii) creation or incurrence of any lien, other than Permitted Encumbrances, on any of the assets of the Subsidiaries;
          (ix) entry into, amendment or termination by Sellers or any Subsidiaries of any contract material to any individual Subsidiary or to the Business taken as a whole;
          (x) payment or increase by any of the Subsidiaries of any bonuses, salaries or other compensation to any shareholder, director, officer or employee, except in the ordinary course of business consistent with past practice, or entry into or amendment of any employment, severance or similar agreement or arrangement with any director, officer or employee;
          (xi) sale (other than sales of inventory and obsolete equipment or machinery in the ordinary course of business consistent with past practice), lease, or other disposition of any asset or Property of the Subsidiaries for which the aggregate proceeds thereof or payments therefor or net book value thereof exceed $75,000;
          (xii) material change in the level of product returns or anticipated returns as a result of changes in policies relating to accounts receivable or reserves, bad debts or rights to accounts receivable experienced by the Subsidiaries;
          (xiii) material change in the pricing of products or services sold or provided by the Subsidiaries other than in the ordinary course of business consistent with past practice;
          (xiv) material change in the level or market value of the inventory of the Subsidiaries, other than changes resulting from exchange rate fluctuations and changes in the ordinary course of business consistent with past practice;
          (xv) incurrence of Debt in excess of $75,000 or forgiveness of any debt, loan or obligation pursuant to which any amount in excess of $75,000 is owed to any Subsidiary;
          (xvi) advance (other than to employees of the Subsidiaries relating to travel expenses), loan or capital contribution by the Subsidiaries to, or investment in, any Person in the aggregate in excess of $75,000;
          (xvii) change or revocation of any material tax election or any agreement or settlement with any taxing authority or a failure to pay any material tax or any other liability or charge when due, in each case by Sellers with respect to any Subsidiary, other than charges contested in good faith by appropriate proceedings;
          (xviii) material revaluation or any determination by Sellers or any Subsidiary that such a revaluation is required under GAAP of any of the assets of the Subsidiaries, including, without limitation, writing down the value of long-term or short-term investments, inventory, fixed assets, goodwill, intangible assets or deferred tax assets or writing off notes or accounts receivable other than in the ordinary course of business consistent with past practice;
          (xix) commencement or settlement of any material suit, action, proceeding or other claim or the threat of any material suit, action, proceeding or other claim by any Subsidiary;
          (xx) material transactions or arrangements entered into, including material modifications to existing transactions and arrangements, between a Subsidiary and a Seller Related Party or an officer, director or employee of a Subsidiary (other than those directly related to services as an officer, director or employee); and
          (xxi) commitment or agreement to do any of the foregoing.
          (c) Absence of Undisclosed Liabilities. Except (i) as set forth in or otherwise disclosed in the Financial Statements, (ii) for liabilities and obligations arising since December 31, 2007 in the ordinary course of business consistent with past practice, (iii) for contractual obligations and other liabilities and obligations which would not be of a nature required to be disclosed on a consolidated balance sheet or in the related notes to consolidated financial statements prepared in accordance with GAAP or (iv) as set forth in Schedule 2.2(c), none of the Subsidiaries has any liabilities or obligations (absolute, accrued, contingent or otherwise).
     2.3 Taxes.
          (a) Definitions. For purposes of this Agreement:
          (i) The term “Code” shall mean the Internal Revenue Code of 1986, as amended. All citations to the Code or to the regulations promulgated thereunder shall include any amendments or any substitute or successor provisions thereto.
          (ii) The term “Returns” shall mean, collectively, all reports, forms, declarations, estimates, returns, information statements, and similar documents relating to, or required to be filed in respect of, any Taxes and the term “Return” means any one of the foregoing Returns.
          (iii) The term “Taxes” shall mean (A) all net income, alternative or add-on minimum tax, gross income, gross receipts, gains, sales, use, ad valorem, value added, franchise, profits, license, unitary, intangible, corporate loan tax, capital stock tax, lease, service, service use, withholding, estimated employment, payroll, excise, severance, transfer, documentary, mortgage, registration, stamp, occupation, environmental, premium, property, windfall, profits, customs, duties, and other taxes, fees, assessments or charges of any kind whatsoever, together with any interest, penalties and other additions with respect thereto, imposed by any federal, territorial, state, provincial, local or foreign government; (B) any penalties, interest, or other additions for the failure to collect, withhold, or pay over any of the foregoing, or to accurately file any Return; or (C) liability for the payment of any amount of the type described in clauses (A) or (B) above as a result of any express or implied obligation to indemnify or otherwise assume or succeed to the liability of any other Person. The term “Tax” shall mean any one of the foregoing Taxes.
          (b) Returns Filed and Taxes Paid. Except as otherwise set forth in Schedule 2.3(b), (i) all Returns required to be filed by each Subsidiary or by any combined, consolidated or unitary group of which any Subsidiary is or has been a member (a “Subsidiary Tax Group”) have duly filed or caused to be filed, on or before the due date thereof (including any valid extensions), with the appropriate taxing authorities, and all such Returns are true, correct and complete in all material respects; (ii) all Taxes of each Subsidiary and each Subsidiary Tax Group have been timely paid or adequate reserves have been established in the Financial Statements for the payment of such Taxes; (iii) there is no valid basis for the assessment of any deficiency with regard to any Return of a Subsidiary or Subsidiary Tax Group; (iv) no audit, examination, refund litigation or other administrative or judicial proceeding (a “Tax Audit”) with respect to any Taxes or Return of any Subsidiary is pending or, to the Knowledge of Sellers, has been proposed or threatened; (v) there are no outstanding waivers of statute of limitations that have been given or requested with respect to any Taxes of the Subsidiaries; (vi) no Subsidiary has granted (or has had granted on its behalf) any power of attorney that is currently in force with respect to any Tax matter; (vii) no Subsidiary is or has ever been subject to Tax in any jurisdiction other than its place of incorporation by virtue of having a permanent establishment or other place of business in that jurisdiction; (viii) no Governmental Body in any jurisdiction where a Subsidiary does not file a Return has made a written claim that such Subsidiary is required to file a Return for such jurisdiction; (ix) no closing agreements, private letter rulings, technical advice memoranda or similar agreement or rulings have been entered into or issued by any taxing authority with respect to the Subsidiaries that continue to remain outstanding and/or effective; (x) the Subsidiaries are not bound by any tax indemnity, tax sharing or tax allocation agreement or arrangement; (xi) the Subsidiaries have withheld and paid all Taxes that they are required to withhold; (xii) each Seller has disclosed on its income Returns all positions taken therein that could reasonably give rise to a substantial understatement of federal income Tax within the meaning of Code Section 6662; (xiii) the Subsidiaries have not made and are not obligated to make a payment that would not be deductible by reason of Code Section 280G; (xiv) to the Knowledge of Sellers, no other Taxes are due with respect to any taxable periods or portions of periods ending on or before the Closing Date; and (xv) there are no liens, attachments, or similar encumbrances on any of the assets of each Subsidiary and the Shares with respect to any Taxes, other than immaterial liens for Taxes that are not yet due and payable.
     2.4 Real and Personal Property.
          (a) Property. For purposes of this Agreement, “Property” or “Properties” means those real and personal properties owned, leased or used by each Subsidiary. Schedule 2.4(a) lists all of the real Property which each Subsidiary holds legal or equitable title (whether or not of record) or leases. Except as set forth in Schedule 2.4(a), (i) each Subsidiary has good and marketable title to or, in the case of leased Properties, valid leasehold interests in, all Properties in Schedule 2.4(a) and (ii) none of the Properties is subject to any lien, claim or other encumbrance whatsoever, except for Permitted Encumbrances. For purposes of this Agreement, the term “Permitted Encumbrances” shall mean (i) liens for Taxes not yet due and payable or being contested in good faith by appropriate proceedings, (ii) liens shown or described in the Financial Statements and (iii)(A) liens imposed by Laws and incurred in the ordinary course of business consistent with past practice for obligations not yet due and payable to landlords, carriers, warehousemen, laborers, materialmen and the like, (B) easements, building restrictions, rights of way, reservations and such similar encumbrances or charges against real property as are of a nature generally existing with respect to properties of a similar character and which do not in any material way affect the use thereof in the Business and (C) liens, claims, encumbrances or other exceptions which are identified on the title insurance policies set forth in Schedule 2.4(a).
          (b) Leases; Subleases. For purposes of this Agreement, the term “Lease” shall mean any written or oral lease, sublease or rental agreement (and any related agreement, contract, arrangement, understanding, obligation, undertaking or commitment) and all amendments, modifications and supplements thereof and waivers and consents thereunder pursuant to which each Subsidiary leases, subleases or rents any Property, either as lessor, lessee, landlord or tenant. Schedule 2.4(b) lists all Leases which involve annual rental or lease payments in excess of $75,000 and describes all oral Leases. True and complete copies of all written Leases have been made available to Buyer. With respect to each of the Leases set forth in Schedule 2.4(b): (i) it is in full force and effect and is valid and effective in accordance with its respective terms; (ii) the Subsidiary is not and, to the Knowledge of Sellers, no other party to such Lease is in material default in connection with such Lease; (iii) no act or event has occurred which, with notice or lapse of time or both, would constitute a material default under such Lease with respect to the Subsidiary or, to the Knowledge of Sellers, any other party; (iv) the Subsidiary has not given or received any notice of cancellation or termination in connection with such Lease; and (v) except as disclosed in Schedule 2.4(b), such Lease will not require consents of the other parties thereto in connection with consummation of the transactions contemplated by this Agreement.
          (c) Condition. To the Knowledge of Sellers and except as set forth in Schedule 2.4(c), (i) the Properties are in good repair and condition subject to reasonable wear and tear and structurally and mechanically sound, as applicable, (ii) the Properties comply in all material respects with the present zoning classifications assigned to such Properties or are legal nonconforming uses and (iii) all improvements constructed on the land included in the Properties have been constructed in all material respects in accordance with the requirements of all applicable building, health, safety, environmental, zoning and other federal, state and local Laws applicable at the time of such construction, do not contain any material defect in design or construction, and have access to existing highways, roads and utility services. No Seller or Subsidiary has received any notice or request from any Governmental Body, utility, insurer, board of fire authorities or similar organization for the performance of any work or alteration with respect to the Properties or for the termination or limitation of any access, services or insurance with respect thereto. The Subsidiaries do not own or lease any real Property not listed in Schedule 2.4(a).
          (d) Sufficiency of Assets. As of the Closing, other than services or assets to be provided to the Subsidiaries pursuant to the Transition Services Agreement or set forth in Schedule 2.4(d), the assets held, owned or leased by the Subsidiaries will constitute all of the assets necessary to conduct the Business after the Closing substantially as conducted as of the date hereof.
     2.5 Intellectual Property; Patents; Trademarks; Trade Names. For purposes of this Agreement, the term “Intellectual Property” shall mean all intellectual property, patents, inventions (whether patented or unpatented), trade secrets, proprietary know-how, methods, processes and information, trademarks, service marks, trade names, trade dress, fictitious business names, brand names, product names, logos, slogans, domain names, software, mask works and copyrights owned by or primarily used or proposed to be used by the Subsidiaries and all applications, registrations, renewals and other filings with respect to any of the foregoing. For Purposes of this Agreement, the term “Intellectual Property Licenses” shall mean all contracts, agreements, commitments and understandings relating to the use or license of technology, know-how, trade secrets, confidential or proprietary information, customer and supplier lists or processes to which a Subsidiary is a party and which is related to or used in the Business. All Intellectual Property and Intellectual Property Licenses material to the Business are listed in Schedule 2.5. All necessary registration, maintenance and renewal fees currently due in connection with any registered Intellectual Property have been paid and all necessary documents, recordations and certifications in connection with such registered Intellectual Property have been filed with the relevant authorities for the purpose of maintaining such registered Intellectual Property. Except as disclosed in Schedule 2.5: (a) each Subsidiary owns (free and clear of all liens, claims and encumbrances, other than Permitted Encumbrances), or has the right to use, all Intellectual Property, whether under Intellectual Property Licenses or otherwise, used in the ordinary conduct of the Business, consistent with past practice; (b) the consummation of the transactions contemplated by this Agreement will not materially alter or impair any such rights or require any third-party consent or approval; (c) no Intellectual Property or Intellectual Property License is the subject of a lawsuit or any other proceeding, nor, to the Knowledge of Sellers, has any party challenged or threatened to challenge any Subsidiary’s rights to use such Intellectual Property or Intellectual Property License or application for any of the foregoing; (d) to the Knowledge of Sellers, the operation of the Business as it has been and is currently conducted, has not and will not infringe on or misappropriate the intellectual property of any third party; (e) Sellers and Subsidiaries have taken all commercially reasonable steps to protect and maintain the Intellectual Property that is registered with a Governmental Body or in the process of being registered with a Governmental Body; and (f) to the Knowledge of Sellers, no party has or is infringing on or misappropriating any Intellectual Property.
     2.6 Loans and Contracts.
          (a) Indebtedness. Schedule 2.6(a) sets forth a true and complete list or description of all instruments or other documents (“Debt Instruments”) relating to Debt.
          (b) Other Contracts. Schedule 2.6(b) sets forth each agreement, contract, arrangement, understanding, obligation, undertaking or commitment, whether written or oral, to which any of the Subsidiaries is a party or by which any of the Subsidiaries or any of their respective Properties or assets is or may be bound that:
          (i) contains covenants that limit the ability of any Subsidiary to compete in any business or with any Person or in any geographic area, or to sell, supply or distribute any service or product;
          (ii) provides for the formation, creation, operation, management or control of any partnership or joint venture or other similar arrangement by any Subsidiary with any Person other than another Subsidiary;
          (iii) relates to conditional sale arrangements, the sale, securitization or servicing of loans or loan portfolios, in each case in connection with which the aggregate obligations of any Subsidiary under such contract are greater than $100,000;
          (iv) contains any material support, maintenance or service obligations on the part of any Subsidiary, other than those obligations that are terminable by such Subsidiary on no more than 30 days notice without liability or financial obligation to such Subsidiary, in each case in connection with which the aggregate obligations of any Subsidiary under such contract are greater than $100,000;
          (v) contains a cap or “most favored nation” provision relating to the prices that can be charged by any Subsidiary for products or services;
          (vi) provides for annual payments to or from any Subsidiary of $75,000 or more and has a term of 12 months or more;
          (vii) relates to any hedging or swap arrangement;
          (viii) is a stock purchase agreement, asset purchase agreement or other acquisition or divestiture contract entered into during the past five years; or
          (ix) the termination prior to the scheduled expiration date or breach of which would be materially adverse to the Business.
Each contract of the type described in this Section 2.6(b) is referred to herein as a “Contract,” but such list and the term “Contract” shall not include Property Leases, Intellectual Property Licenses, Debt Instruments, Insurance Policies, inter-Subsidiary loans or similar arrangements and employee-related matters of each Subsidiary disclosed elsewhere in this Agreement. Sellers have made available to Buyer complete and correct copies of each written Contract (including all amendments thereto) and a summary of the terms of each oral Contract (or a copy of written terms proposed for Contracts not executed but in which performance has begun).
          (c) Insurance. The material terms of all insurance coverage now in force with respect to the Business or the Subsidiaries (“Insurance Policies”) have been disclosed to Buyer, and the Insurance Policies are set forth in Schedule 2.6(c). All such policies are in full force and effect. Sellers, with respect to the Subsidiaries, and the Subsidiaries have not been denied any application for insurance or had any policy of insurance terminated during the past three years, nor has any Seller or Subsidiary been notified in writing of any pending termination. There is no material claim pending under any such Insurance Policies as to which coverage has been denied or is being disputed by the underwriters of such policies. To the Knowledge of Sellers, all premiums due and payable under such Insurance Policies have been paid and the Subsidiaries are otherwise in compliance in all material respects with the terms of such policies.
          (d) Status. (i) Each Subsidiary is not, nor, to the Knowledge of Sellers, is any other party in material default in connection with any Intellectual Property License, Debt Instrument or Contract; (ii) no Subsidiary has received any notice of cancellation or termination in connection with any Intellectual Property License, Debt Instrument or Contract; (iii) no Intellectual Property License, Debt Instrument or Contract will be affected by, or require the consent of or payment to any other party to avoid an event of default or event of termination with respect to such Intellectual Property License, Debt Instrument or Contract (assuming that any required notice of default or termination has been given and any periods for cure have expired) by reason of the transactions contemplated by this Agreement; and (iv) each Intellectual Property License, Debt Instrument and Contract is a valid and legally binding obligation of the Subsidiaries and is in full force and effect.
     2.7 Employee Plans.
          (a) Except as set forth in Schedule 2.7(a), none of the Sellers, any of the Subsidiaries or any other Person under common control within the meaning of Section 414(b), (c), (m) or (o) of the Code (an “ERISA Affiliate”) maintains, contributes, or is required to maintain or contribute to or otherwise participates in or is a party to:
          (i) any employee pension benefit plan, including any employee stock ownership plan, or any employee welfare benefit plan (as such terms are defined in the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) whether or not such plan is subject to ERISA), including any pension, profit sharing, retirement or thrift plan;
          (ii) any other compensation, severance, change in control, welfare, fringe benefit or retirement, stock purchase or stock option, equity compensation plan, program, policy, understanding or arrangement of any kind whatsoever, whether formal or informal; or
          (iii) any employment, consulting, termination, severance, change in control or similar agreement;
with or for the benefit or the welfare of any current or former employee, officer, independent contractor, consultant or director who provides or provided services to the Business (collectively, the “Participants”) or any of their respective beneficiaries or dependents (the items listed under foregoing clauses (i), (ii) and (iii) being referred to herein collectively as the “Employee Plans” and individually as an “Employee Plan”).

          (b) None of the Sellers, any of the Subsidiaries or any ERISA Affiliate maintains, contributes, is required to maintain or contribute to, with respect to any Participant, (i) a “Multiemployer Plan” (as defined in Section 3(37) of ERISA) (ii) an Employee Plan subject to Title IV of ERISA (“Title IV Plans”) or (iii) a “multiple employer plan” (as defined in ERISA or the Code). No amount is due or owing from Sellers, any Subsidiary or any ERISA Affiliate on account of a Multiemployer Plan covering a Participant or on account of any “complete withdrawal” or “partial withdrawal” (as defined in Sections 4203 and 4205 of ERISA) therefrom. All contributions, premiums and benefit payments under or in connection with the Employee Plans that are required to have been made by Sellers, any of the Subsidiaries or any ERISA Affiliate in accordance with the terms of the Employee Plans and applicable Laws have been timely made.
          (c) No Employee Plan, other than Title IV Plans, provides benefits, including without limitation death, health or medical benefits (whether or not insured), with respect to any Participant beyond his or her retirement or other termination of service from the Subsidiaries (other than (i) coverage mandated by applicable Laws or (ii) benefits the full cost of which is borne by the Participant (or his or her beneficiary)).
          (d) For each Employee Plan, to the extent applicable to each such Employee Plan, true and complete copies of the following have been delivered to Buyer: (i) the documents embodying the Employee Plans, including the plan documents, all amendments thereto, the related trust or funding contracts, investment management contracts, administrative service contracts, insurance contracts, union or trade contracts and, in the case of any unwritten Employee Plans, written descriptions thereof; (ii) annual reports including Forms 5500 and all schedules thereto for the last three years; (iii) financial statements for the last three years; (iv) actuarial reports, if applicable, for the last three years; (v) each communication (other than routine communications) received by Sellers, any of the Subsidiaries or any ERISA Affiliate from or furnished by Seller, any of the Subsidiaries or any ERISA Affiliate to the Service, federal Department of Labor (“DOL”), Pension Benefit Guaranty Corporation (“PBGC”) or other Governmental Body; and (vi) if the Employee Plan is intended to be qualified under Code Section 401(a) or 403(a), the most recent determination letter received from the Service. Sellers have also furnished to Buyer a copy of the current summary plan description and each summary of material modification prepared in the last three years for each Employee Plan, and all employee manuals, handbooks, policy statements and other written materials given to employees relating to any Employee Plans. No material oral or written representations or commitments inconsistent with such written materials have been made to any Participant by Sellers, any Subsidiary or ERISA Affiliate.
          (e) Except as set forth in Schedule 2.7(e), each of the Employee Plans and all related trusts, insurance contracts and funds have been created, maintained, funded and administered in all material respects in compliance with all applicable Laws including, without limitation, all applicable requirements of the Code and any predecessor federal income tax laws, ERISA, the health care continuation requirements of COBRA, the Health Insurance Portability And Accountability Act of 1996 (“HIPAA”) and any applicable collective bargaining contracts. There exists no condition or set of circumstances with respect to an Employee Plan under which Sellers or the Subsidiaries could, directly or indirectly, be subject to any material liability under ERISA or the Code or other applicable Laws, other than liability for benefit claims payable in the ordinary course. Without limiting the generality of the foregoing, Sellers and the Subsidiaries have provided all notices and other correspondence to the Participants required by HIPAA and the health care continuation provisions of COBRA. Each of the Employee Plans and all related trusts, insurance contracts and funds have also been created, maintained, funded and administered in all material respects in compliance with applicable Laws, the plan document, trust agreement, insurance policy or other writing creating the same or applicable thereto. To the Knowledge of Sellers, no Employee Plan is or is proposed to be under audit or investigation, and no completed audit of any Employee Plan has resulted in the imposition of any tax, fine, penalty or lien. None of the Sellers or any of its ERISA Affiliates (i) has incurred or is expected to incur, any liability to an Employee Plan under Title IV of ERISA (other than for contributions not yet due) or to the PBGC (other than for payment of premiums not yet due) that would result in a material liability of Sellers, any of the Subsidiaries or any ERISA Affiliate which liability has not been fully paid or (ii) has engaged in or has knowledge of a “prohibited transaction” (as defined in Section 4975 of the Code or Section 406 of ERISA) with respect to an Employee Plan that would result in a tax or penalty under Section 4975 of the Code or Section 502 of ERISA.
          (f) Except as set forth in Schedule 2.7(f), with respect to each Employee Plan that is subject to the law of any jurisdiction other than the United States (a “Foreign Benefit Plan”) (i) each such Foreign Benefit Plan in all material respects is in compliance with and maintained in all material respects in accordance with all applicable requirements and all applicable Laws, (ii) all employer and employee contributions to each such Foreign Benefit Plan required by law or by the terms of such Foreign Benefit Plan have been made or, if applicable, accrued in accordance with accepted accounting practices, (iii) if such Foreign Benefit Plan is intended to qualify for special tax treatment, such Foreign Benefit Plan meets all requirements for such treatment and (iv) if such Foreign Benefit Plan is intended to be funded and/or book-reserved, is fully funded and/or book reserved, as appropriate, in accordance with applicable Laws.
          (g) Except as set forth in Schedule 2.7(g), neither the negotiation and execution of this Agreement nor the consummation of the transactions contemplated hereby (either alone or in combination with another event), (i) entitle any Participant to severance pay, unemployment compensation or any other payment under an Employee Plan or (ii) accelerate the time of payment or vesting of benefits, or materially increase the amount of compensation, due any such Participant under an Employee Plan.
          (h) Each Employee Plan that is a “nonqualified deferred compensation plan” (as defined under Section 409A(d)(1) of the Code) is listed in Schedule 2.7(h) (the “409A Plans”). Each 409A Plan has been or will be amended before December 31, 2008 to comply with, and has been operated and administered in good faith compliance with, the applicable requirements of Section 409A (or an exception therefrom) as defined in Notice 2007-78, from the period beginning January 1, 2005 through the date hereof or, to the extent amounts were deferred and vested (as defined under Section 409A) in taxable years beginning before January 1, 2005, the plan under which the deferral is made has not been materially modified since October 3, 2004.
          (i) The Subsidiaries have no employees who have been determined to be eligible for long-term disability benefits whose employment has not been terminated.
     2.8 Labor Relations. Except as described in Schedule 2.8: (a) there is no unfair labor practice, complaint, charge, representation proceeding or other matter against or involving any of the Subsidiaries or their employees pending or, to the Knowledge of Sellers, threatened before any Governmental Body; (b) there is no labor strike, organizing effort, slow down, stoppage or other material labor difficulty pending against or involving any of the Subsidiaries or, to the Knowledge of Sellers, threatened against or affecting any of the Subsidiaries; (c) no grievance or any arbitration proceeding arising out of or under collective bargaining agreements to which any of the Subsidiaries is a party is pending, and, to the Knowledge of Sellers, no claim therefor exists; (d) there is no collective bargaining agreement which is binding on any of the Subsidiaries; (e) all of the Subsidiaries’ employees are employed at will; and (f) the Subsidiaries are in compliance in all material respects with all applicable Laws regarding labor, employment, pay equity, workers’ compensation, equal employment opportunity, workplace safety and health, immigration, terms and conditions of employment, leaves of absence, and wages and hours. Except as described in Schedule 2.8, no consent, approval, waiver, order or authorization of, notice to, or registration, declaration, consultation or filing with any labor organization, trade union, works council, personnel committee or similar employee council or committee or employee representative body on the part of any Seller or Subsidiary is required in connection with either Seller’s execution or delivery of this Agreement or the Other Agreements to which such Seller is a party or the consummation of the transactions contemplated by, or other compliance with or performance under, this Agreement or such Other Agreements by Sellers.
     2.9 Litigation and Other Proceedings. Except as disclosed in Schedule 2.9, none of the Subsidiaries is engaged in, a party to, subject to (nor are any of the assets of the Sellers used in the Business subject to) or, to the Knowledge of Sellers, threatened with, any legal or equitable action, other proceeding or any material claim (whether as plaintiff, defendant or otherwise and regardless of the forum or the nature of the opposing party).
     2.10 Compliance with Laws.
          (a) Generally. Except as set forth in Schedule 2.10(a), (a) each Subsidiary is conducting the Business in all material respects in compliance with all applicable laws, statutes, ordinances, codes, common law, rules, regulations, standards and agency requirements (“Laws”) excluding, however, Environmental Laws, as to which the Subsidiary’s sole representations and warranties are set forth in Section 2.10(c). There is no judgment, injunction, order or decree binding upon any Subsidiary that has had a material impact on the Business.
          (b) Permits. Except as set forth in Schedule 2.10(b) and except with regard to Environmental Permits as to which each Subsidiary’s sole representations and warranties are set forth in Section 2.10(c), to the Knowledge of Sellers, each Subsidiary holds all material permits and franchises necessary to operate the Business as currently operated, excluding permits under Environmental Laws, as to which the Subsidiary’s sole representations and warranties are as set forth in Section 2.10(c).
          (c) Environmental.
          (i) Except as set forth in Schedule 2.10(c)(i) and except as has been fully resolved, no Person (including, but not limited to, any Governmental Body) has asserted any claim within the past five years with respect to any of the Subsidiaries or with respect to the Business or to the Knowledge of Sellers, against any Person whose liability any Subsidiary has or may have retained or assumed either contractually or by operation of law, relating to any Environmental Law. Except as has been fully resolved, no Seller or Subsidiary has received within the past five years written notice of any existing or pending violation, citation, claim, order, decree, direction, instruction or complaint relating to the Business, or any facility now or previously owned or operated by any Subsidiary in connection therewith, arising under any Environmental Law. For purposes of this Agreement, the term “Environmental Law” means the Resource Conservation and Recovery Act, 42 U.S.C. § 6901 et seq., as amended; the Comprehensive Environmental Response Compensation and Liability Act, 42 U.S.C. § 9601 et seq., as amended; the Emergency Planning and Community Right to Know Act, 42 U.S.C. § 11001 et seq.; the Toxic Substances Control Act, 15 U.S.C. §§ 2601-2629; the Safe Drinking Water Act, 42 U.S.C. § 300f-300j, as amended; the Federal Water Pollution Control Act, 33 U.S.C. § 1251 et seq., as amended; the Clean Air Act, 42 U.S.C. § 7401 et seq.; the Oil Pollution Act, 33 U.S.C. § 2701 et seq.; and all other Laws relating to the exposure to, or releases or threatened releases of, Hazardous Substances or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, transport or handling of Hazardous Substances and all Laws with regard to recordkeeping, notification, disclosure and reporting requirements respecting Hazardous Substances and all permits and authorizations issued in connection therewith, as well as comparable Laws promulgated by any state, local, municipal or foreign Governmental Body.

          (ii) To the Knowledge of Sellers and except as disclosed in Schedule 2.10(c)(ii), each Subsidiary’s operation of the Business is materially in compliance with all applicable Environmental Laws.
          (iii) To the Knowledge of Sellers and except as disclosed in Schedule 2.10(c)(iii), each Subsidiary currently holds all required permits, approvals or other authorizations required under or issued pursuant to any Environmental Law (“Environmental Permits”) that are material to the operation of the Business.
          (iv) To the Knowledge of Sellers, there are no material Environmental Conditions. The term “Environmental Condition” means (A) the presence in surface water, groundwater, drinking water supply, land surface, subsurface strata, above-ground or underground storage tanks or other containers, or ambient air of any pollutant, contaminant, industrial waste, hazardous waste, polychlorinated biphenyls, radioactive materials, or any other chemicals, materials or substances defined by any Environmental Law as, or included in the definition of, “hazardous substances,” “hazardous wastes,” “hazardous materials,” “restricted hazardous materials,” “extremely hazardous substances,” “toxic substances,” or words of similar meaning and regulatory effect, or any other chemical, material or substance, exposure to which is prohibited, limited, or regulated by any applicable Environmental Law (“Hazardous Substances”) or (B) any violation of any statue, ordinance, regulation, administrative order, judicial order or decree or other governmental requirement issued by any Governmental Body relating to the emission, discharge, deposit, disposal, leaching, migration or release of any Hazardous Substance into the environment or the generation, treatment, storage, transportation or disposal of any Hazardous Substance (1) arising out of or otherwise related to the operations or other activities (including the disposition of such materials or substances) of the Subsidiaries, or of any predecessor in title, interest or line of business to the Subsidiaries, conducted or undertaken prior to the Closing or (2) existing at or prior to the Closing at any of the Properties or, to the Knowledge of Sellers, any property previously owned, operated, leased, occupied or used.
          (v) Except as set forth in Schedule 2.10(c)(v), to the Knowledge of Sellers, no ozone depleting substances (“ODS”), polychlorinated biphenyls (“PCBs”), asbestos containing material (“ACM”), underground storage tanks (“USTs”) or urea formaldehyde insulation (“UFI”) are present on or at the Properties or any prior property, and the Subsidiaries have complied in all material respects with all regulatory requirements relating to the storage, removal, disposal or release, if any, of ODS, ACM, PCB, USTs or UFIs which currently are or any in the past have been located on or at the Properties and any property previously owned, operated, leased, occupied or used.
          (vi) To the Knowledge of Sellers, Sellers and the Subsidiaries comply and within the past five years have complied in all material respects with all applicable provisions of any Environmental Laws that condition, restrict or prohibit the transfer, sale, lease or closure of any property for environmental reasons and no environmental lien has attached to any portion of the Subsidiaries or the Properties.
          (vii) Sellers and the Subsidiaries have delivered or otherwise made available for inspection to Buyer true, complete and correct copies and results of any material reports, studies, analyses, tests or monitoring that are within the possession or reasonable control of Sellers or the Subsidiaries pertaining to Hazardous Substances in, on, beneath or adjacent to any property currently or formerly owned, operated or leased by the Sellers or the Subsidiaries, or regarding the Sellers’ or any Subsidiaries’ compliance with applicable Environmental Laws.

     2.11 Bank Accounts. Schedule 2.11 lists all bank, money market, savings and similar accounts and safe deposit boxes of the Subsidiaries, specifying the account numbers and the authorized signatories or persons having access to them.
     2.12 Brokers and Commissions. No Person has asserted or is entitled to any commission or broker’s or finder’s fee in connection with the transactions contemplated by this Agreement, except as provided in the letter agreement, dated July 31, 2006 between Sellers and Credit Suisse Securities (USA) LLC.
     2.13 Related Party Transactions.
          (a) As of the date hereof, except as set forth in Schedule 2.13(a), no Seller or any Affiliate, other than the Subsidiaries (each, a “Seller Related Party”), has (i) had any interest in any Property (whether tangible or intangible), (ii) owned, directly or indirectly, an ownership interest in any Person with which any of the Subsidiaries competes or has a business relationship (excluding ownership interests of up to (but not more than) two percent of any class of securities of any Person (but without otherwise participating in the activities of such Person) if such securities are listed on any national or regional securities exchange or have been registered under Section 12(g) of the Securities Exchange Act of 1934) or (iii) been a party to any contract or agreement with, or had any claim or right against, any Subsidiary. As of the Closing, no Seller Related Party will (i) have any interest in any Property (whether tangible or intangible), (ii) own, directly or indirectly, an ownership interest in any Person with which any of the Subsidiaries competes or has a business relationship (excluding ownership interests of up to (but not more than) two percent of any class of securities of any Person (but without otherwise participating in the activities of such Person) if such securities are listed on any national or regional securities exchange or have been registered under Section 12(g) of the Securities Exchange Act of 1934) or (iii) be a party to any contract or agreement with, or have any claim or right against, any Subsidiary.
          (b) As of the date hereof, except as set forth in Schedule 2.13(b), (i) no amount of Debt has been owed to any Seller Related Party or to any Person as guarantor of the indebtedness of any Seller Related Party and (ii) no Seller Related Party has been indebted to any Subsidiary or to any Person as guarantor of the indebtedness of any Subsidiary. As of the Closing, (i) no amount of Debt will be owed to any Seller Related Party or to any Person as guarantor of the indebtedness of any Seller Related Party and (ii) no Seller Related Party will be indebted to any Subsidiary or to any Person as guarantor of the indebtedness of any Subsidiary.
     2.14 Accounting Controls. Sellers and the Subsidiaries have devised and maintain systems of internal accounting controls sufficient to provide reasonable assurances that prior to the Closing Date (a) all material transactions are executed in accordance with management’s general or specific authorization, (b) all transactions are recorded as necessary to permit the preparation of financial statements in conformity with GAAP and to maintain proper accountability for items, (c) all material information relating to the Subsidiaries is promptly made known to the officers responsible for establishing and maintaining the systems of internal controls, (d) access to assets is permitted only in accordance with management’s general or specific authorization, (e) the reporting of assets is compared with existing assets at regular intervals and appropriate action is taken with respect to any differences and (f) any significant deficiencies or material weaknesses in the design or operation of internal controls which could reasonably be expected to materially and adversely affect the ability to record, process, summarize and report financial information, and any fraud, whether or not material, that involves the Business’ management or other employees who have a significant role in the preparation of financial statements or the internal controls utilized by the Subsidiaries, are adequately and promptly disclosed to Sellers’ independent auditors. Neither Sellers nor any Subsidiaries, nor, to the Knowledge of Sellers, Sellers’ independent auditors have identified or been made aware of any (a) significant deficiency or material weakness in the system of internal controls utilized by the Subsidiaries, (b) fraud, whether or not material, that involves the Business’ management or other employees who have a significant role in the preparation of financial statements or the internal controls utilized by the Subsidiaries or (c) claim or allegation relating to any of the foregoing.
     2.15 Receivables. All existing accounts receivable of each of the Subsidiaries with respect to the Business and as reflected on the Financial Statements or in the accounting records of the Subsidiaries as of the Closing Date, (a) represent valid obligations of customers of the Subsidiaries arising from bona fide transactions entered into in the ordinary course of business consistent with past practice and (b) are collectible, net of reserves therein reflected, in the ordinary course of business consistent with past practice and without any defenses, counterclaims or setoffs. All notes receivable memorialized by short term (150 days or less) commercial notes issued to Nippon Dayton Progress, Kabushiki Kaisha (Dayton Progress Corporation of Japan) or Dayton Progress SAS as reflected on the Financial Statements or in the accounting records of Nippon Dayton Progress, Kabushiki Kaisha (Dayton Progress Corporation of Japan) or Dayton Progress SAS as of the Closing Date, (a) represent valid obligations of third parties arising from bona fide transactions entered into in the ordinary course of business consistent with past practice and (b) are collectible, net of reserves therein reflected, in the ordinary course of business consistent with past practice and without any defenses, counterclaims or setoff.
     2.16 Inventory. The inventories of the Subsidiaries set forth in the Financial Statements are properly stated therein at the lower of cost or fair market value determined in accordance with GAAP. The inventories of the Subsidiaries set forth in the Financial Statements have been determined in accordance with Federal Signal’s policies and procedures with respect to accounting for inventory set forth in Schedule 2.16. The quantities of each item of inventory (whether raw materials, work-in-process, or finished goods) are not excessive, but are reasonable for the continued conduct of the Business in the ordinary course of business consistent with past practices. All such inventories are owned by the Subsidiaries free and clear of any encumbrances, other than Permitted Encumbrances.
     2.17 Customers and Suppliers.
     (a) Schedule 2.17(a) contains a list, as of the date hereof, of the 10 most significant “ship to” locations of the Subsidiaries (the “Material Customers”) based on the gross revenues of the Subsidiaries for the calendar year ended December 31, 2007. Except as set forth in Schedule 2.17(a), since January 1, 2007, there has not been any termination, cancellation or adverse material change in the Subsidiaries’ relationships with any of the Material Customers, and the Subsidiaries have not received written notice from any Material Customer that said customer intends to terminate or materially and adversely change its business relationship with the Subsidiaries.
     (b) Schedule 2.17(b) contains a list, as of the date hereof, of the 10 largest suppliers of the Subsidiaries (the “Material Suppliers”) based on the gross purchases of the Subsidiaries for the calendar year ended December 31, 2007. Except as set forth in Schedule 2.17(b), since January 1, 2007, there has not been any termination, cancellation or adverse material change in the Subsidiaries’ relationships with any of the Material Suppliers or, to the Knowledge of Sellers, no termination, cancellation or adverse material change in the Subsidiaries’ relationships with any of the Material Suppliers has been threatened by any Material Supplier.
     2.18 No Other Representations. Except as set forth in this Agreement, the Schedules hereto and any document delivered pursuant hereto, Sellers do not make any other representation or warranty whatsoever to Buyer.

ARTICLE 3
REPRESENTATIONS AND WARRANTIES OF BUYER
     Buyer hereby represents and warrants to Sellers as follows:
     3.1 Status of Buyer.
          (a) Organization. Buyer is a duly formed limited partnership, entitled to conduct business and validly existing in good standing under the Laws of the State of Delaware.
          (b) Authorization.
          (i) Buyer has the right, power and authority to enter into this Agreement and each Other Agreement required to be executed by Buyer hereunder and to consummate the transactions contemplated by, and otherwise to comply with and perform its obligations under, this Agreement and such Other Agreements.
          (ii) The execution and delivery by Buyer of this Agreement and the Other Agreements to which Buyer is a party, and the consummation by Buyer of the transactions contemplated by, and other compliance with and performance of its obligations under, this Agreement and the Other Agreements to which Buyer is a party have been duly authorized by all necessary corporate or other similar action on the part of Buyer in compliance with its governing documents and applicable Laws.
          (iii) This Agreement and the Other Agreements to which Buyer is a party constitute the valid and binding agreements of Buyer that are enforceable against Buyer in accordance with their respective terms, except to the extent that such enforceability may be limited by (A) the effect of any applicable bankruptcy, insolvency, reorganization, moratorium, rehabilitation or similar Laws relating to the enforcement of creditors’ rights generally, (B) the availability of the remedies of specific performance or injunctive relief, which may be subject to the discretion of any court before which any proceeding for such remedies may be brought or (C) the exercise by the court of its discretion in invoking general principles of equity.
          (c) Absence of Violations or Conflicts. The execution and delivery by Buyer of this Agreement and the Other Agreements to which Buyer is party and the consummation of the transactions contemplated by, or other compliance with or performance under, this Agreement and the Other Agreements to which Buyer is a party by Buyer, do not and will not with the passage of time or giving of notice or both, constitute a violation or breach of, be in conflict with, constitute a default or require any payment under, permit a termination of, require any consent under, result in any default of or result in the creation or acceleration of any obligations or the creation or imposition of any lien, encumbrance or other adverse claim or interest other than Permitted Encumbrances under any (i) material agreement, contract, arrangement, understanding, obligation, undertaking or commitment to which Buyer is a party or to which it or any of its assets or properties are subject or bound, (ii)  material judgment, decree or order of any Governmental Body to which Buyer or any of its properties are subject or bound, (iii) applicable Laws or (iv) governing documents of Buyer (including Buyer’s limited partnership agreement).
          (d) No Governmental Consents Required. No consent, approval, waiver, order or authorization of, or registration, declaration or filing with, any Governmental Body on the part of Buyer is required in connection with its execution or delivery of this Agreement or the Other Agreements or the consummation of the transactions contemplated by, or other compliance with or performance under, this Agreement or such Other Agreements by Buyer.

     3.2 Brokers and Commissions. No Person has asserted or is entitled to any commission or broker’s or finder’s fee in connection with the transactions contemplated by this Agreement by reason of any act or omission of Buyer, except as provided in the letter agreement, dated February 11, 2008, between Buyer and Miller Buckfire & Co., LLC.
     3.3 Available Funds. As of the Closing, Buyer will have sufficient funds available to satisfy the obligation of Buyer to pay the Interim Purchase Price and any Purchase Price Adjustment to be paid by Buyer and to pay all fees and expenses of Buyer related to the transactions contemplated by this Agreement.
     3.4 Solvency.  Buyer is not insolvent and will not be rendered insolvent as a result of any of the transactions contemplated by this Agreement.  For purposes hereof, the term “Solvency” means that (i) the fair saleable value of Buyer’s assets is in excess of the total amount of its liabilities (including, for purposes hereof, all liabilities, whether or not reflected on a balance sheet prepared in accordance with generally accepted accounting principles and whether direct or indirect, fixed or contingent, secured or unsecured or disputed or undisputed), (ii) Buyer is able to pay its debts or obligations in the ordinary course as they mature and (iii) Buyer has capital sufficient to carry on its business and all businesses which it is about to engage.
ARTICLE 4
COVENANTS OF SELLERS
     4.1 Conduct of Business by the Subsidiaries. From the date hereof to the Closing Date, except as set forth in Schedule 4.1 and except for transactions that are expressly approved in writing by Buyer, Sellers shall, and shall cause each Subsidiary to, refrain from:
          (a) subjecting any Subsidiary’s assets, tangible or intangible, to any lien, encumbrance, security interest or other claim of any kind, exclusive of liens arising as a matter of Law in the ordinary course of business consistent with past practice as to which there is no known default and except for Permitted Encumbrances;
          (b) except for sales in the ordinary course of business consistent with past practice, selling, assigning, transferring or otherwise disposing of any Subsidiary’s assets or Properties;
          (c) modifying, amending, altering or terminating (whether by written or oral agreement, or by any manner of action or inaction including by waiving, releasing or assigning any material rights or claims thereunder) any of the Debt Instruments, Contracts, Property Leases, Intellectual Property Licenses, Employee Plans or Insurance Policies, or entering into any such arrangement which is outside of the ordinary course of business consistent with past practice or which involves the payment or receipt by any Subsidiary of an amount in excess of $75,000;
          (d) incurring, assuming or otherwise becoming liable for any Debt;
          (e) taking or permitting any other action that, if taken or permitted immediately prior to the execution of this Agreement, would constitute a breach of or an exception to the representations and warranties in Section 2.2(b) hereof;
          (f) (i) issuing, selling, authorizing, pledging or otherwise permitting to become outstanding, or authorizing the creation of, any additional shares of capital stock, quotas or other equity interests or any rights with respect to the any shares of capital stock, quotas or other equity interests, in each case of a Subsidiary, (ii) permitting any shares of capital stock, quotas or other equity interests of a

Subsidiary to become subject to stock options or other rights or similar stock-based employee rights, (iii) repurchasing, redeeming or otherwise acquiring, directly or indirectly, any shares of capital stock, quotas or other equity interests of a Subsidiary or (iv) effecting any recapitalization, reclassification, stock split or like change in capitalization of any Subsidiary;
          (g) making, declaring, paying or setting aside for payment any non-cash dividend on or in respect of, or declaring or making any non-cash distribution on any shares of capital stock or quotas of a Subsidiary;
          (h) entering into, amending, modifying, renewing or terminating any employment, consulting, severance or similar contracts, with any Participant, granting any salary wage increase or increase any employee benefit (including incentive or bonus payments) or taking any action that would entitle any Participant to receive severance pay prior to the Closing Date, except for normal general increases in salary to individual employees (other than members of the management of the Business) in the ordinary course of business consistent with past practice;
          (i) entering into, establishing, adopting, amending, modifying, funding, securing or terminating any Employee Plan or other pension, retirement, stock option, stock purchase, savings, profit sharing, employee stock ownership, deferred compensation, consulting, bonus, group insurance or other employee benefit, incentive or welfare contract, plan or arrangement, any trust agreement (or similar arrangement) related thereto, except for administrative amendments adopted in the ordinary course of business and except for any amendments, modifications or terminations required by Law, in each case in respect of any Participant;
          (j) amending the articles of incorporation or by-laws (or similar governing document) of any Subsidiary;
          (k) acquiring by merging or consolidating with or by purchasing equity or voting interest in or assets of or by any other manner any Person or business organization or division thereof, other than acquisitions or purchases by Sellers or their Affiliates not involving any Subsidiary;
          (l) other than those directly related to services as an officer, director or employee, entering into, amending, terminating or waiving any provision of any contract, agreement or transaction between a Subsidiary and any Seller Related Party or officer, director or employee of a Subsidiary;
          (m) (i) making, changing or revoking any Tax election applicable to a Subsidiary, except as required by Law, (ii) adopting or changing any accounting method in respect of Taxes for which a Subsidiary is liable, except as required by Law, (iii) making any agreement or settlement with any Governmental Body with respect to Tax matters involving a Subsidiary, (iv) failing to pay any material Tax or any other liability or charge for which a Subsidiary is liable when due, other than charges contested in good faith by appropriate proceedings or (v) failing to file, on a timely basis, including allowable extensions, with the appropriate Governmental Body, all Returns required to be filed by or with respect to the Subsidiaries for taxable years or periods ending on or before the Closing Date and due on or prior to the Closing Date;
          (n) making any individual capital expenditure or purchase of assets in excess of $75,000 or capital expenditures and purchases of assets in the aggregate in excess of $200,000, except for capital expenditures made or assets purchased by Sellers or their Affiliates (and not a Subsidiary) not relating to the Business;
          (o) making any material change to the pricing of products or services sold or provided by any Subsidiary other than in the ordinary course of business consistent with past practice;

          (p) settling or consenting to any settlement of claims relating to any Subsidiary in excess of, in the aggregate, $250,000 or entering into any material consent decree relating to any Subsidiary;
          (q) taking any action, except as required by Law, which could reasonably be expected to have a Material Adverse Effect; or
          (r) agreeing, whether in writing or otherwise, to do any of the foregoing.
     4.2 Affirmative Covenants Relating to the Subsidiaries. From the date hereof to the Closing Date, except as set forth in Schedule 4.1 and except as expressly approved by Buyer in writing, Sellers shall cause each Subsidiary to:
          (a) maintain property and liability insurance in amounts and with coverage at least as great as the amounts and coverage in effect on the date of this Agreement;
          (b) maintain, consistent with past practice, its Properties in good repair, order and condition, reasonable wear and tear excepted, and preserve its possession and control of all of its assets and Properties;
          (c) use its commercially reasonable efforts to keep in faithful service its key officers and professional staff and to preserve the goodwill of those having business relations with the Subsidiary;
          (d) maintain the books, accounts and records of such Subsidiary in a manner consistent with past practice and not implement or adopt any change in the accounting principles, practices or methods used, other than as may be required by Law or GAAP;
          (e) materially comply with all applicable Laws relating to the conduct of the Business, and use commercially reasonable efforts to conduct the Business in such a manner so that on the Closing Date the representations and warranties contained in this Agreement shall be true as though such representations and warranties were made on and as of such date, except for changes permitted or contemplated by the terms of this Agreement;
          (f) provide Buyer with prompt written notice of any event, occurrence or circumstance which, to the Knowledge of Sellers, could reasonably be expected to have a Material Adverse Effect; and
          (g) operate the Business only in the ordinary course consistent with past practice and use its commercially reasonable efforts to preserve its business organization intact, including the goodwill of its suppliers, customers and others having business relations with each such Subsidiary.
     4.3 Access Before Closing. From the date of this Agreement until the Closing Date, Sellers will cause each Subsidiary to permit Buyer and its representatives reasonable access on reasonable notice during normal business hours to the Properties, personnel, books and records, contracts, analysis, projections, plans, systems and commitments of the Business, including the right to make copies of such books and records, contracts, analysis, projections, plans, systems and commitments; provided, however, that (a) such access and Buyer’s investigation shall not unreasonably disrupt the operations of the Business and (b) Buyer shall not contact any counterparty to a Contract or other agreement to which a Subsidiary is a party regarding such Contract or other agreement without Sellers’ prior written consent. In addition, in the event that any record or other information requested by Buyer is subject to a confidentiality agreement with a third party, attorney-client privilege or other legal restriction or privilege, Sellers and Buyer will endeavor to find means of disclosing as much information as practicable that is needed by Buyer to prepare for the transfer of the Business. Buyer shall return all copies of such books and records, contracts, analysis, projections, plans, systems and commitments promptly upon the request of Seller if for any reason this Agreement is terminated. All requests for access to information, Properties, personnel or documents pursuant to this Section 4.3 shall be directed to an executive officer or officers of the Subsidiary designated by Sellers.
     4.4 Public Disclosure; Sellers’ Post-Closing Confidentiality Obligation.
          (a) Each Seller agrees that it will not, without the prior approval of Buyer, issue any press release or written statement for general circulation relating to the transactions contemplated hereby, except for any release or statement that is required by Laws (including the rules of any self-regulatory organization) and as to which Sellers have used commercially reasonable efforts to discuss with Buyer in advance, provided, that such release or statement has not been caused by, or is not the result of, a previous disclosure by or at the direction of a Seller or any of its representatives that was not permitted by this Agreement. Notwithstanding the foregoing, each Seller may make internal statements and announcements to its employees that are consistent with prior public disclosures made by the Parties with respect to the transactions contemplated hereunder.
          (b) Each Seller acknowledges that (i) during the course of its affiliation with the Subsidiaries, it has produced and had access to confidential information relating to the Subsidiaries and not related to Sellers’ and their Affiliates’ other businesses (“Confidential Information”) and (ii) the unauthorized use or disclosure of any Confidential Information at any time would constitute unfair competition with Buyer and would deprive Buyer of the benefits of this Agreement and the transactions contemplated by this Agreement. From and after the Closing Date and for a period of six years thereafter, each Seller shall (and shall cause its representatives, officers, directors, partners, employees, agents, members and Affiliates to) hold in confidence the Confidential Information and will not, directly or indirectly, disclose, publish or otherwise make available any of the Confidential Information to the public or to any Person or use any of the Confidential Information for its own benefit or for the benefit of any other Person, other than Buyer and its Affiliates; provided, however, that such Seller may disclose Confidential Information if, but only to the extent, required to do so by Laws, provided, however, that in such case, to the extent practicable, such Seller shall provide Buyer with prior written notice thereof so that Buyer may seek an appropriate protective order or other appropriate remedy, and such Seller shall cooperate with the Subsidiaries in connection therewith and provided, further, that, in the event that a protective order or other remedy is not obtained, such Seller shall furnish only that portion of such information which, in the opinion of its counsel, such Seller is legally compelled to disclose and shall exercise commercially reasonable efforts to obtain reliable assurance that confidential treatment will be accorded any such information so disclosed.
     4.5 Monthly and Quarterly Financial Statements. Sellers shall promptly (and in any event, no later than 20 days following the end of any month or quarter) provide Buyer with copies of unaudited (a) monthly income statements, which (i) present the Subsidiaries in a form similar to the Financial Statements and (ii) present such information on a standalone basis with respect to each of the Subsidiaries’ plants and (b) quarterly financial statements, in each case for each such period ending after the date hereof through the Closing Date on an unconsolidated basis. Except for the absence of note disclosures and typical year end adjustments and accruals, such unaudited quarterly financial statements shall present fairly the financial condition of the Subsidiaries as of such dates and the results of operations of the Subsidiaries for the period then ended.
     4.6 Termination of Related Party Transactions. Sellers shall and shall cause each Subsidiary to terminate all transactions between a Subsidiary and any Seller Related Party or other Subsidiary prior to the Closing, except for such transactions (a) set forth in Schedule 4.6 or (b) arising in the ordinary course of business consistent with past practice as a result of the purchase and sale of goods and services on an arms-length basis.
     4.7 Bank Accounts. Prior to the Closing Date, Seller shall and shall cause the Subsidiaries to change effective as of the Closing, the individuals authorized to draw on, or having access to, the bank, savings, deposit or custodial accounts and safe deposit boxes maintained by the Subsidiaries to the individuals designated in writing by Buyer not less than three Business Days prior to the Closing Date; provided, however, that in cases where, and to the extent that, making such changes is impracticable, Sellers shall and shall cause the Subsidiaries to change effective as of the Closing, the individuals authorized to draw on, or having access to, the bank, savings, deposit or custodial accounts and safe deposit boxes maintained by the Subsidiaries to solely be Affected Employees.
     4.8 Resignations. Sellers shall cause the directors and such executive officers of the Subsidiaries as Buyer shall request in writing not less than five Business Days prior to the Closing Date to resign in such person’s capacity as a director or an officer, effective as of the Closing. In connection with any such resignation, Sellers shall cause such directors or executive officers to duly execute and deliver to Buyer such executive officer’s or director’s resignation, in a form reasonably acceptable to the Buyer, and a release, in a form reasonably acceptable to the Buyer, with respect to any claims such directors or executive officers may have against the Subsidiaries.
     4.9 Real Estate. Sellers shall cooperate with Buyer in obtaining title commitments, title policies and surveys with respect to the owned real Properties. Sellers shall or shall cause the Subsidiaries to execute any reasonable documents necessary to procure such title commitments and title policies, including, without limitation, ALTA statements, GAP affidavits, survey affidavits and any other document reasonably necessary for the title insurer under such commitments and policies to issue such title commitments and title policies satisfactory to Buyer showing good and marketable fee simple title not subject to liens, claims and encumbrances (other than Permitted Encumbrances) not previously disclosed in the Financial Statements and to ensure that title in the owned real Properties is vested in the Subsidiaries. All fees, costs and other amounts in obtaining the title commitments and title policies shall be incurred and borne by Buyer.
     4.10 Consents. Sellers shall and shall cause the Subsidiaries to use commercially reasonable efforts to obtain such consents, approvals, authorizations and waivers from third parties required to be obtained by them and to take other actions as may be required in order to fulfill the closing conditions which are within their control. Notwithstanding the foregoing, such efforts shall not include any requirement that a Seller or Subsidiary offer or grant financial accommodations or any requirement that a Seller assume or remain secondarily liable for any obligation of a Subsidiary after the Closing Date.
     4.11 No Negotiation. From and after the date hereof and until the termination of this Agreement, Sellers will not, and Sellers will cause the Subsidiaries and their officers, employees and agents not to initiate, solicit or encourage, directly or indirectly, any inquiries or the making of any proposal with respect to, or engage in any negotiations concerning, provide any confidential information or data to, have any discussions with or enter into any agreements with or cooperate with, or take any action to knowingly facilitate or enter into any merger, acquisition, option, joint venture, partnership or similar agreements with, any Person relating directly or indirectly to any acquisition, business combination, reorganization or purchase of all or any portion of the capital stock or assets of the Subsidiaries, other than the sale of inventory and other assets in the ordinary course of business consistent with past practice. Following the execution of this Agreement, Sellers will, and Sellers will cause the Subsidiaries to, promptly cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any such potential transactions involving the Subsidiaries.

     4.12 Cooperation.
          (a) Subject to the limitations set forth in Section 4.3, Sellers shall provide Buyer all information or assistance reasonably requested by Buyer to bring about the consummation of the transactions contemplated by this Agreement. Sellers shall cooperate with Buyer and shall use commercially reasonable efforts to assist Buyer in obtaining all consents or approvals required to be obtained by Buyer with respect to the transactions contemplated by this Agreement. Nothing in this Section 4.12(a) shall require Sellers to pay any consideration to any other Person in order to obtain any consents or approvals required to be obtained by Buyer with respect to the consummation of the transactions contemplated by this Agreement.
          (b) If, in order to properly prepare its financial statements or documents required to be filed with any Governmental Body or required under any applicable Laws, it is necessary that Buyer (or any of its respective Affiliates) or any successors be furnished with additional information relating to the Subsidiaries and such information is in the possession of Sellers or any of its Affiliates, Sellers agree to use their commercially reasonable efforts to furnish such information to Buyer as soon as reasonably practicable, at the cost and expense of Buyer.
     4.13 Other Assets. With respect to any assets which are determined after Closing to be owned by Sellers or its Affiliates and which were primarily used in the operation of the Business as was conducted as of the Closing (other than those services and assets set forth in the Transition Services Agreement or in Schedule 2.4(d)), Sellers shall transfer or cause to be transferred ownership of such assets to Buyer (or a designee of Buyer) promptly and without charge. With respect to any assets which are determined after Closing to be licensed to any Seller or any of their Affiliates and which were primarily used in the operation of the Business as was conducted as of the Closing, to the extent reasonably practicable, Sellers shall sublicense or cause to be sublicensed or arrange for an assignment of the primary license to Buyer (or a designee of Buyer) promptly and without charge. Prior to the Closing, Sellers shall arrange for an assignment of the license set forth in Schedule 4.13 to DP-US without charge.
     4.14 Release of Claims by Sellers. Effective upon the Closing, each Seller irrevocably releases, acquits and forever discharges the Subsidiaries from any and all claims, actions, causes of action, suits, rights, debts, agreements, damages, injuries, losses, costs, expenses, (including legal fees) and demands whatsoever and all consequences thereof, of every nature or description, whether known or unknown, suspected or unsuspected, foreseen or unforeseen, actual or potential that such Seller ever had, now has or may in the future have against any Subsidiary, in law or in equity, as a result of any act, transaction, agreement, event or omission, occurring or committed from the beginning of time to the Closing (the “Released Claims”). Notwithstanding the foregoing, no claim arising under this Agreement or any Other Agreement (including, without limitation, the Transition Services Agreement) shall constitute a Released Claim.
     4.15 Excluded Assets. Prior to the Closing, Sellers shall cause, at Sellers’ sole cost and expense (including the cost and expense of the holding and distribution thereof and Taxes relating thereto to the extent not included in the Purchase Price Adjustment), the Subsidiaries to distribute to Sellers (or a designee of Sellers), or otherwise transfer out of the Subsidiaries the assets listed in Schedule 4.15 (the “Excluded Assets”).
ARTICLE 5
COVENANTS OF BUYER
     5.1 Consents and Closing Conditions. Buyer shall use commercially reasonable efforts to obtain such consents, approvals, authorizations and waivers from third parties required to be obtained by it and to take other actions as may be required in order to fulfill the closing conditions which are within its control. Notwithstanding the foregoing, nothing in this Agreement shall obligate Buyer or any of its Affiliates (including the Subsidiaries following the Closing) to agree (a) to limit in any manner whatsoever or not to exercise any rights of ownership of any securities (including the Shares), or to divest, dispose of or hold separate any securities or all or a portion of their respective businesses, assets or properties or (b) to limit in any manner that is not de minimis the ability of such entities to conduct, own, operate or control any of their respective business, assets or properties.
     5.2 Affected Employees. For purposes of this Agreement, the term “Affected Employees” shall refer to all persons actively employed by the Subsidiaries as of the Closing Date and employees who are not actively at work due to being on short-term disability as of the Closing Date (the “STD Employees”) or other approved leave of absence, each of whom shall continue to be employed by the applicable Subsidiary immediately following the Closing. Listed in Schedule 5.2 are the names, base salary and job title of each individual who would be an Affected Employee if the Closing Date was the date hereof, which list shall be updated by Sellers periodically prior to the Closing. Affected Employees shall not include persons who are not actively employed due to being on approved long-term disability leave as of the Closing Date (the “LTD Former Employees”). Prior to the Closing, Sellers shall assume and be solely responsible for all liabilities with respect to the LTD Former Employees (whether arising or attributable to the period prior to, on or after the Closing) and including, without limitation, any liabilities under any Employee Plan or related to such transfer of employment. Buyer shall not be responsible for the employment of any LTD Former Employee. Except to the extent otherwise specifically set forth in this Agreement, Sellers shall assume at the Closing, and be solely responsible for, all liabilities with respect to Affected Employees arising or attributable to the period prior to or on the Closing. Nothing in this Agreement shall require Buyer to retain any Affected Employees for any period of time on or following the Closing and, subject to requirements of applicable Laws, Buyer reserves the right, at any time following the Closing, to terminate such employment and to amend, modify or terminate any term and condition of employment including, without limitation, any employee benefit plan, program, policy, practice or arrangement or the compensation or working conditions of Affected Employees.
     5.3 Employee Plans.
          (a) Retention of Liabilities. Except as set forth in Schedule 5.3(a), Sellers shall, prior to Closing, take all necessary and appropriate action to provide that, immediately prior to the Closing, each Employee Plan is sponsored or maintained by Federal Signal or an Affiliate of Sellers other than a Subsidiary and is not sponsored or maintained by a Subsidiary. Following the Closing, Sellers shall retain all liabilities of or related to such Employee Plans, except as set forth in Section 5.3(e), and shall cause each such Employee Plan to perform its obligations with respect to Affected Employees in accordance with the terms of such Employee Plans. All Affected Employees shall cease active participation in each Employee Plan covering individuals in the United States as of the Closing Date, except to the extent (i) set forth below in Section 5.3(b) or (ii) as otherwise specifically provided in the Transition Services Agreement. Following the Closing, Affected Employees shall continue to be entitled to any benefits accrued or payable as of the Closing Date under any Employee Plan in accordance with the terms of such Employee Plans. Nothing in this Agreement, whether express or implied, shall limit the right of Sellers or any of their Affiliates to amend, terminate or otherwise modify any Employee Plans following the Closing Date nor shall any provision of this Agreement be construed as amending any Employee Plans.
          (b) Long-Term Disability Coverage. Sellers shall take all necessary and appropriate action so that Affected Employees who are STD Employees as of the Closing shall remain eligible following the Closing for long-term disability benefits under the applicable Employee Plan with respect to the disability giving rise to such leave of absence.

          (c) Seller Retirement Plan. Without limiting the generality of Section 5.3(a), effective as of the Closing Date, each Affected Employee who is eligible to participate in the Federal Signal Corporation Retirement Plan (“Seller Retirement Plan”) shall cease accruing benefits under such plan and shall be fully vested in his or her accrued benefit under the Seller Retirement Plan. Sellers shall take all necessary and appropriate action, prior to the Closing Date, to (i) transfer the sole sponsorship of the Seller Retirement Plan to a Seller or an Affiliate of Sellers other than a Subsidiary, in accordance with applicable Laws and (ii) have such entity assume or retain all liabilities under or related to the Seller Retirement Plan, and hold Buyer and the Subsidiaries harmless with respect to liabilities under or related to the Seller Retirement Plan.
          (d) Seller Retiree Medical. Without limiting the generality of Section 5.3(a), Sellers shall take all necessary and appropriate action, prior to the Closing Date, to (i) transfer the sole sponsorship of any Employee Plan providing post-termination welfare benefits to a Seller or an Affiliate of Sellers other than a Subsidiary and (ii) assume or retain all liabilities under or related to any such plan and hold Buyer and the Subsidiaries harmless with respect to liabilities under or related to any such plan. Sellers shall cause any such Employee Plan to provide that any eligible Affected Employees who, as of the Closing Date, satisfied the eligibility requirements for such post-termination welfare benefits will retain the right to elect to receive such retiree medical benefits under the applicable Employee Plan following termination of their employment with Buyer, the Subsidiaries and their Affiliates, in accordance with the applicable Employee Plan, as it may be amended by Sellers from time to time (provided that such amendments shall not treat Affected Employees less favorably than other employees of Sellers).
          (e) Trust to Trust Transfer of 401(k) Accounts. Each Affected Employee who has an account balance under an Employee Plan which is a tax-qualified defined contribution plan (the “401(k) Plan”) shall be 100% vested in such account effective as of the Closing Date. Within 90 days following the Closing Date, Buyer shall establish or designate a defined contribution plan and trust intended to qualify under Section 401(a) and Section 501(a) of the Code (the “Buyer 401(k) Plan”). Promptly following the establishment of the Buyer 401(k) Plan, Sellers shall direct the trustee of the 401(k) Plan to transfer directly from the trust established under the 401(k) Plan to the trust established under the Buyer 401(k) Plan an amount of assets equal to the aggregate account balances under the 401(k) Plan of all Affected Employees, valued as of the day immediately preceding the date of transfer. Upon such transfer, the Buyer 401(k) Plan shall assume all liabilities for accrued benefits under the 401(k) Plan in respect of Affected Employees and the 401(k) Plan shall be relieved of all such liabilities and Buyer and Buyer’s 401(k) Plan shall indemnify and hold Sellers and their Affiliates (other than the Subsidiaries) harmless with respect to liabilities for accrued benefits under the 401(k) Plan. Assets shall be transferred in cash or in kind, as applicable, other than stock of Federal Signal, with the exception that outstanding loans of Affected Employees from the 401(k) Plan which shall be transferred in-kind. The Parties shall cooperate in the filing of the documents required by the transfer of assets and liabilities described herein.
     5.4 Severance. Sellers shall retain and be solely responsible for any bonus, severance, change in control, redundancy or similar termination payments or benefits that may become payable to any Participant as a result of or in connection with the transactions contemplated under this Agreement. Prior to the Closing, Sellers shall use their best efforts to cause the Affected Employees who are participants in such plan to waive any rights they may have with respect to such plan. If Buyer or a Subsidiary is required to provide severance payments and benefits in excess of the severance payments and benefits described in Schedule 5.4, Sellers shall reimburse Buyer or such Subsidiary for the cost of any such excess. Except as set forth in the preceding sentence, Buyer or a Subsidiary shall be solely responsible for any severance, change in control, redundancy or similar termination payments or benefits that may become payable to any Affected Employee due to an event occurring after the Closing (other than pursuant to an Employee Plan).

     5.5 Buyer Plans. Nothing in this Agreement shall require Buyer to, or require Buyer to cause the Subsidiaries to, establish, maintain, operate or administer any employee benefit plan or program. Affected Employees shall be eligible to participate in the employee benefit plans and programs of Buyer in accordance with, and subject to, the terms of each such employee benefit plan or program (collectively, the “Buyer Plans”). Each Affected Employee shall be given service credit for eligibility to participate and eligibility for vesting, but not for benefit accrual purposes under Buyer Plans in which he or she is eligible to participate following the Closing with respect to his or her length of service with any Seller or Subsidiary (and their respective predecessors) prior to the Closing Date to the extent that such crediting of service does not result in the duplication of benefits. Buyer shall (a) waive all limitations as to pre-existing conditions, exclusions and waiting period with respect to participation and coverage requirements applicable to the Affected Employees under any Buyer Plan that is a welfare benefit plan, other than limitations or waiting period that are already in effect with respect to such Affected Employees and that have not been satisfied as of the Closing Date under the applicable Employee Plan and (b) provide each Affected Employee with credit for any co-payments and deductibles paid prior to the Closing Date for any on-going plan year in which transition to a Buyer Plan occurs in satisfying any applicable deductible or out-of-pocket requirements under any Buyer Plan that is a welfare benefit plan. Nothing in this Agreement, whether express or implied, shall limit the right of Buyer or any of its Affiliates to amend, terminate or otherwise modify any Buyer Plan following the Closing Date nor shall any provision of this Agreement be construed as amending any Buyer Plan. Effective as of the Closing Date, Buyer shall assume and discharge all obligations, liabilities and costs under COBRA with respect to all Affected Employees and their dependents with respect to COBRA “qualifying events,” as defined in Code Section 4980B(f)(3), that occur on or following the Closing Date or as a result of the consummation of the transactions contemplated by this Agreement.
     5.6 Vacation Benefits Accrued Through Closing Date. Buyer shall assume and pay or otherwise discharge (or cause the Subsidiaries to pay or otherwise discharge), in accordance with applicable Laws and each Subsidiary’s current policies and practices all vacation pay, personal days, sick leave accrued at Closing by the Affected Employees to the extent such pay has been accrued for on the books and records of the Subsidiaries. Except as described in Schedule 5.6, the employee manuals of the Subsidiaries previously provided by Sellers to Buyer contain accurate descriptions of each Subsidiary’s current policies and practices regarding vacation pay, personal days and sick leave.
     5.7 Public Disclosure. Buyer agrees that it will not, without the prior approval of Sellers, issue any press release or written statement for general circulation relating to the transactions contemplated hereby, except for any release or statement that is required by Laws (including the rules of any self-regulatory organization) and as to which Buyer has used commercially reasonable efforts to discuss with Sellers in advance, provided, that such release or statement has not been caused by, or is not the result of, a previous disclosure by or at the direction of Buyer or any of its representatives that was not permitted by this Agreement. Notwithstanding the foregoing, Buyer may make internal statements and announcements to its employees that are consistent with prior public disclosures made by the Parties with respect to the transactions contemplated hereunder.
     5.8 Cooperation.
          (a) Buyer shall provide Sellers with all information or assistance reasonably requested by Sellers to bring about the consummation of the transactions contemplated by this Agreement. Buyer shall cooperate with Sellers and shall use commercially reasonable efforts to assist Sellers in obtaining all consents or approvals required for consummation of the transactions contemplated by this Agreement. Nothing in this Section 5.8(a) shall require Buyer to pay any consideration to any other Person in order to obtain any consents or approvals required to be obtained by Sellers with respect to the consummation of the transactions contemplated by this Agreement.

          (b) If, in order to properly prepare its financial statements or documents required to be filed with any Governmental Body or required under any applicable Laws, it is necessary that Sellers (or any of their respective Affiliates) or any successors be furnished with additional information relating to the Subsidiaries and such information is in the possession of Buyer or any of its Affiliates (including the Subsidiaries following the Closing), Buyer agrees to use its commercially reasonable efforts to furnish such information to Sellers as soon as reasonably practicable, at the cost and expense of Sellers.
     5.9 Books and Records. Buyer agrees that it shall preserve and keep all books and records in respect of the Business prior to the Closing Date in Buyer’s possession for a period of at least six years from the Closing Date.  During such six-year period, duly authorized representatives of Sellers shall, upon reasonable notice, have access thereto during normal business hours to examine, inspect and copy such books and records; provided, however, that such access shall not unreasonably disrupt the operations of the Subsidiaries or Buyer or any successors thereto.
ARTICLE 6
TAX MATTERS
     6.1 Payment of Taxes; Preparation of Returns
          (a) Sellers shall prepare, or cause to be prepared, and file, or cause to be filed, all Returns of, or which include, the Subsidiaries for all tax periods ending on or prior to the Closing Date (a “Pre-Closing Period”); provided, that except as required by Law, such Returns shall be prepared consistent with past practice, and, with respect to such Returns, Sellers shall be liable for and pay when due all Taxes due with respect to the Subsidiaries, or as to which the Subsidiaries are otherwise liable, for the Pre-Closing Period. Sellers shall furnish Buyer with a completed copy of any Returns prepared pursuant to this Section 6.1(a) (and any work papers related thereto) for Buyer’s review and approval (which shall not be unreasonably withheld, conditioned, or delayed) not later than 20 days before the due date of such Return (including extensions). Subject to the previous sentence, if any Returns required to be filed by Sellers under this Section 6.1(a) are due after the Closing Date, and Sellers are not authorized by Laws to file such Returns, Sellers shall submit such Returns in final form to Buyer at least three days prior to the due date for such Return with the amount of Taxes shown thereon to be due and payable, and Buyer shall file such Returns with, and pay such Taxes to, the appropriate Governmental Body.
          (b) Buyer shall prepare, or cause to be prepared, and file, or cause to be filed, all Returns of, or which include, the Subsidiaries, for all taxable periods ending after the Closing Date, and shall pay all Taxes with respect thereto for all taxable periods ending after the Closing Date. Notwithstanding the above, Sellers shall pay to Buyer, promptly upon request, such amounts as shown as due and payable with respect to a Return filed by Buyer pursuant to this Section 6.1(b) as Taxes attributable to a Pre-Closing Period pursuant to Section 6.1(c).
          (c) For purposes of this Agreement, if, for any federal, state, local or foreign Tax purpose, a taxable period of any of the Subsidiaries does not terminate on the Closing Date, the Parties shall, to the extent permitted by applicable Laws, elect with the relevant Governmental Body to treat such taxable period for all purposes as a short taxable period ending as of the close of business on the Closing Date and such short taxable period shall be treated as a Pre-Closing Period for purposes of this Agreement. In any case where applicable Laws do not permit such an election to be made, then, for purposes of this Agreement, the taxable income of the Subsidiaries for the entire taxable period shall be allocated between the period prior to the Closing and the remainder of the taxable period using an interim-closing-of-the-books method, assuming that such pre-closing taxable period ended at the close of business on the Closing Date and treating such pre-closing taxable period as a Pre-Closing Period for purposes of this Agreement, except that exemptions, allowances and deductions calculated on an annual basis shall be apportioned on a per diem basis.
          (d) From and after the Closing Date, each of Buyer and Sellers shall cooperate fully with each other in connection with the preparation of any Return, any Tax Audit relating to any Tax regarding the Subsidiaries, and each will retain and provide the other with any records or information that may be reasonably relevant to such Return, Tax audit, proceeding or determination. The Party requesting assistance hereunder shall reimburse the other for reasonable direct expenses incurred in providing such assistance. No Party shall settle a Tax audit assessment or determination related to a period ending on or before the Closing Date without the prior written consent of the other Party which shall not be unreasonably withheld or delayed.
     6.2 Tax Contest Provisions.
          (a) If any Governmental Body shall notify any Seller or Buyer Indemnitee of any proposed or actual Tax Audit with respect to any Pre-Closing Period, the Person so informed shall promptly (and in any event within 10 Business Days after receiving notice thereof) notify Federal Signal and Buyer thereof in writing; provided, however, that failure to give such notification shall not affect the indemnification provided hereunder except to the extent the Indemnifying Party shall have been actually and materially prejudiced as a result of such failure.
          (b) Buyer shall initially be responsible for providing documents requested by a Governmental Body in any Tax Audit regarding any Taxes or Return of any Subsidiary for any Pre-Closing Period (determined without regard to in the second sentence of Section 6.1(c) above) and, after giving notice of such request for documents to Sellers, shall, if consented to by Sellers in writing, handle any such Tax Audit until there is reason to believe that an adjustment may be proposed. If Sellers do not provide such consent or once there is reason to believe that an adjustment may be proposed, Sellers, at their own expense, shall have the right, at their election, to control the conduct of any Tax Audit described in this Section 6.2(b) to the extent it involves any indemnification obligations of the Sellers under Section 11.2, but only if Sellers (i) agree in writing to pay all Buyers’ Losses resulting from such Tax Audit; (ii) conduct the Tax Audit diligently and in good faith; and (iii) consult in good faith with Buyer and offer Buyer an opportunity to participate in such Tax Audit and the opportunity to comment in advance of submission on any written materials prepared or furnished in connection with such Tax Audit, which comments may be accepted in sole discretion of Sellers acting in good faith. Sellers shall pay to Buyer the amount of Taxes or other payments due in connection with the contest or the settlement or other disposition of any Tax Audit described in this Section 6.2(b) no later than one Business Day before the due date of the payment of such amount. Notwithstanding the foregoing, if at any time Buyer shall waive its right to indemnification with respect to a Tax Audit, Buyer, at its sole expense, shall thereafter be entitled to control the resolution of such Tax Audit, provided, however, that Buyer shall remain entitled to indemnification under Section 11.2 to the extent Buyer or any Subsidiary is materially prejudiced in conducting such Tax Audit by Sellers’ breach of this Section 6.2(b).
          (c) Buyer shall initially be responsible for providing documents requested by a Governmental Body in any Tax Audit of any Tax or Return of any Subsidiary for any period ending after the Closing Date, and, after giving notice of such request for documents to Sellers, shall handle any such Tax Audit until there is reason to believe that an adjustment may be proposed. Thereafter, Buyer shall have the right, at its election, to control the conduct of any Tax Audit described in this Section 6.2(c), but only if Buyer (i) conducts the Tax Audit diligently and in good faith and (ii) consults in good faith with Sellers and offers Sellers an opportunity to participate in any such Tax Audit and the opportunity to comment in advance of submission on any written materials prepared or furnished in connection with such Tax Audit, which comments may be accepted in sole discretion of Buyer acting in good faith.

Sellers shall pay to Buyer their allocable share of the amount of Taxes or other payments due pursuant to such disposition, and will reimburse Buyer for its allocable share of the expenses associated with the conduct of such any Tax Audit described in this Section 6.2(c), which allocable share shall be determined based upon the origin of the relevant claim, within five Business Days of receiving a statement evidencing Buyers’ payment of such amount.
Tax Sharing Agreements. Sellers shall cause any and all tax indemnity, tax sharing or tax allocation agreements or arrangements between any of the Subsidiaries on the one hand, and the Sellers or any Affiliate of the Sellers (other than the Subsidiaries) on the other hand, to be terminated on or prior to the Closing Date, and shall ensure that no Subsidiary shall any continuing obligations thereunder.
Cooperation and Records Retention with Respect to Tax Matters. From time to time, Sellers and Buyer shall provide, and shall cause their respective accountants and other representatives to provide, to each other on a timely basis, the information that they or their accountants or other representatives have within their control and that may be reasonably necessary in connection with the preparation of any Return or the conduct of any Tax Audit. Sellers and Buyer shall (a) retain or cause to be retained, until the applicable statutes of limitations (including any extensions and carryovers) have expired, copies of all Returns relating to the Subsidiaries for all Tax periods beginning before the Closing Date, together with supporting work schedules and other records or information that may be relevant to such Taxes or Returns (“Tax Records”), (b) give reasonable written notice to the other Parties prior to transferring, destroying or discarding any such Tax Records and (c) if the another Party so requests, allow such other Party to take possession of such Tax Records.
Tax Clearance under Section 116 of the ITA. Prior to the Closing, Sellers shall apply for a clearance certificate under Section 116 of the Income Tax Act (Canada), as amended (the “ITA”) in respect of the indirect sale of the stock of DP-Canada and shall use reasonable efforts to obtain such certificate. If Sellers fail to deliver to Buyer such certificate at or before (a) the Closing Date, Buyer may withhold from the Interim Purchase Price an amount equal to $12,500 and (b) the date on which the Purchase Price Adjustment, if any, is to be paid to Sellers pursuant to Section 1.4(c)(i), Buyer may withhold from the Purchase Price Adjustment an amount equal to 25% of the portion of the Purchase Price Adjustment attributable (pursuant to Section 6.3(b)) to the Shares of DP-Canada. Any amount withheld pursuant to this Section 0 shall be deposited into an interest bearing trust account. Such amount shall be paid over to Sellers upon their delivering such certificate (not to exceed 25% of any limit specified thereon) to Buyer, except that Buyer may instead pay such amount to the Receiver General of Canada if said certificate has not been delivered to Buyer prior to the third day before payment is due to the Receiver General of Canada. When said amount is paid, whether to Sellers or to the Receiver General, the interest earned by the trust account will be paid over to Sellers.
     6.3 Purchase Price Allocation. To the extent permitted by Law, Buyer and Sellers agree that (a) the Initial Purchase Price shall be allocated for all Tax purposes as follows: (i) $3,000,000 to the shares of DP-Portugal directly owned by FSBV, (ii) $50,000 to the shares of DP-Canada directly owned by Federal Signal, (iii) $610,000 to the Non-Competition/Non-Solicitation Agreement and (iv) the remainder to the shares of DP-US and (b) the Purchase Price Adjustment shall be allocated for all Tax purposes among the Shares in accordance with the Final Closing Statement or as Buyer and Sellers otherwise reasonably determine. Buyer and Sellers shall report the purchase of the Shares and the execution of the Non-Competition/Non-Solicitation Agreement consistent with the allocation described above, and shall take no position to the contrary thereto in any Return, in any Tax Audit or otherwise except to the extent required by Law.

ARTICLE 7
BUYER’S CONDITIONS TO CLOSING
     The obligations of Buyer to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment to Buyer’s reasonable satisfaction of each of the following conditions:
     7.1 Continued Truth of Warranties. The representations and warranties of Sellers herein contained shall be true and correct (without giving effect to any qualification as to materiality or Material Adverse Effect contained in any specific representation or warranty) as of the date hereof and as of the Closing Date as if made on the Closing Date, except to the extent that the failure of such representations and warranties of Sellers to be true and correct has not had and could not reasonably be expected to have a Material Adverse Effect.
     7.2 Performance of Covenants. Sellers shall have performed or complied with in all material respects all covenants and obligations required by this Agreement to be performed or complied with by them on or prior to the Closing Date.
     7.3 No Litigation or Order. There shall not be (a) any suit, action or proceeding pending or threatened (including, without limitation, any suit, action or proceeding arising under the antitrust, competition, trade or securities Laws) by any Governmental Body to restrain or invalidate the transactions contemplated by this Agreement or (b) enacted, issued, promulgated, enforced or entered any Laws or order (whether temporary, preliminary or permanent) by any Governmental Body which is in effect and restrains or invalidates the transactions contemplated by this Agreement.
     7.4 No Material Adverse Effect. There shall have been no event, occurrence or circumstance from the date of this Agreement through the Closing Date that has had or could reasonably be expected to have a Material Adverse Effect.
     7.5 Permits and Consents. Sellers shall have secured the orders, consents, approvals and clearances set forth in Schedule 7.5.
     7.6 Authorization. All corporate action necessary to authorize the execution, delivery and performance by Sellers of this Agreement, and the consummation of the transactions contemplated hereby, shall have been duly and validly taken by Sellers.
     7.7 Release of Encumbrances; Debt. All mortgages, pledges, liens, encumbrances, claims, charges, security interests or other restrictions securing the repayment of any Debt shall have been released in form and substance reasonably satisfactory to Buyer and none of the Subsidiaries shall have outstanding, or be liable in respect of, any Debt.
     7.8 Closing Documents. Sellers shall have delivered all documents required to be delivered by them at Closing, as more specifically set forth in this Agreement, in each case in form and substance reasonably satisfactory to Buyer.
     7.9 Key Employee Agreements. The key employee letters with each of the individuals listed in Schedule 7.9 shall have been executed by each such individual and shall continue to be in full force.

ARTICLE 8
SELLERS’ CONDITIONS TO CLOSING
     The obligation of Sellers to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment to their reasonable satisfaction of the following conditions:
     8.1 Continued Truth of Warranties. The representations and warranties of Buyer herein contained shall be true and correct (without giving effect to any qualification as to materiality contained in any specific representation or warranty) as of the date hereof and as of the Closing Date as if made on the Closing Date, except to the extent that the failure of such representations and warranties of Buyer to be true and correct, individually or in the aggregate, has not and could not reasonably be expected to prevent or materially impede the ability of Buyer to consummate the transactions contemplated by this Agreement in accordance with the terms hereof and applicable Laws.
     8.2 Performance of Covenants. Buyer shall have performed or complied with in all material respects all covenants and obligations required by this Agreement to be performed or complied with by it on or prior to the Closing Date.
     8.3 No Litigation or Order. There shall not be (a) any suit, action or proceeding pending or threatened (including, without limitation, any suit, action or proceeding arising under the antitrust, competition, trade or securities Laws) by any Governmental Body to restrain or invalidate the transactions contemplated by this Agreement or (b) enacted, issued, promulgated, enforced or entered any Laws or order (whether temporary, preliminary or permanent) by any Governmental Body which is in effect and restrains or invalidates the transactions contemplated by this Agreement.
     8.4 Closing Documents. Buyer shall have delivered all documents required to be delivered by it at Closing, as more specifically set forth in this Agreement, in each case in form and substance reasonably satisfactory to Sellers.
ARTICLE 9
DOCUMENTS TO BE DELIVERED AT CLOSING
     9.1 Deliveries of Sellers. At the Closing, Sellers shall:
          (a) Deliver to Buyer a certificate of incumbency and copies of the resolutions adopted by the Board of Directors of each Seller, authorizing the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, duly certified as of the Closing Date by the Secretary or an Assistant Secretary of each such Seller;
          (b) Deliver to Buyer a certificate of an officer of each Seller, dated as of the Closing Date, to the effect that the representations and warranties of such Seller as contained in ARTICLE 2 of this Agreement are true and correct as of the Closing Date as if made on the Closing Date, and that the covenants of such Seller as contained in ARTICLE 4 and ARTICLE 6 of this Agreement required to be performed or complied with on or prior to the Closing Date have been so performed or complied with;
          (c) Deliver to Buyer certificates of good standing or their equivalent, dated not more than (i) ten days prior to the Closing Date with respect to Federal Signal and Subsidiaries incorporated or organized in the United States or a state thereof and (ii) 30 days prior to the Closing Date with respect to FSBV and Subsidiaries incorporated or organized outside of the United States, attesting to the good standing of such Seller and each Subsidiary as a corporation or limited liability company under the Laws of the state of its incorporation or organization and each other jurisdiction listed in Schedule 2.1(b);
          (d) Deliver to Buyer the resignations designated by Buyer pursuant to Section 4.8;
          (e) Deliver to Buyer copies of all written orders, consents, waivers, approvals and clearances set forth in Schedule 7.5;
          (f) Deliver to Buyer (i) the current articles of incorporation of each US-based Subsidiary, certified by the Secretary of State of the Subsidiary’s state of incorporation, (ii) the current by-laws of each US-based Subsidiary, certified as of the Closing Date by the Secretary or an Assistant Secretary of the Subsidiary and (iii) for each non-US subsidiary, copies of the relevant governing documents certified as of the Closing Date by the Secretary or an Assistant Secretary (or similar officer) of the relevant Subsidiary;
          (g) Deliver to Buyer the original corporate minute books, stock transfer books and corporate seal (if applicable) of each Subsidiary for which such books or seals are not then held in an office or facility of a Subsidiary;
          (h) Deliver to Buyer certificate(s) representing the Shares duly executed and valid stock powers (or similar instruments) attached in form for transfer to Buyer and otherwise acceptable in form and substance to Buyer;
          (i) Deliver to Buyer a Transition Services Agreement (the “Transition Services Agreement”) in the form set forth in Exhibit B attached hereto, duly executed by Federal Signal and DP-US;
          (j) Execute and deliver to Buyer any and all instruments of sale, assignment and transfer and other documents reasonably requested by Buyer in order to facilitate the transactions contemplated hereby;
          (k) Deliver to Buyer an affidavit, signed under penalties of perjury, in form and substance as required under Treasury Regulations Section 1.897-2(h), that the Shares of DP-Portugal are not and have not been a “United States real property interest;”
          (l) Deliver to Buyer an affidavit, signed under penalties of perjury, in form and substance as required under Treasury Regulations Section 1.1445-2(b), that Federal Signal is not a foreign Person;
          (m) Deliver to Buyer copies of the releases from all Debt Instruments;
          (n) Deliver to Buyer appropriate documentation reflecting the distribution or transfer out of the Excluded Assets from the Subsidiaries; and
          (o) Deliver to Buyer a Non-Competition/Non-Solicitation Agreement (the “Non-Competition/Non-Solicitation Agreement”) substantially in the form set forth in Exhibit C attached hereto, duly executed by Sellers.
     9.2 Deliveries of Buyer. At the Closing, Buyer shall:
          (a) Deliver to Sellers a certificate of incumbency and a copy of the action by written consent of the sole general partner of Buyer, authorizing the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, duly certified as of the Closing Date by the Secretary or an Assistant Secretary of Buyer;
          (b) Deliver to Seller a certificate of Buyer, dated as of the Closing Date, to the effect that the representations and warranties of Buyer as contained in ARTICLE 3 of this Agreement are true and correct as of such Closing Date as if made on the Closing Date, and that the covenants of Buyer as contained in ARTICLE 5 of this Agreement required to be performed or complied with on or prior to the Closing Date have been so performed or complied with;
          (c) Deliver to Sellers a certificate of good standing dated not more than ten days prior to the Closing Date, attesting to the good standing of Buyer as a limited partnership under the Laws of the State of Delaware;
          (d) Deliver to Sellers the Interim Purchase Price as set forth in Section 1.3 of this Agreement;
          (e) Deliver to Sellers the Non-Competition/Non-Solicitation Agreement, duly executed by Buyer; and
          (f) Execute and deliver to Sellers any and all instruments of sale, assignment and transfer and other documents reasonably requested by either Seller in order to facilitate the transactions contemplated hereby.
ARTICLE 10
TERMINATION
     10.1 Termination by Mutual Consent. This Agreement may be terminated and the transactions contemplated herein may be abandoned at any time prior to the Closing by the mutual consent of Sellers, on the one hand, and Buyer, on the other.
     10.2 Termination by Either Buyer or Sellers. This Agreement may be terminated and the transactions contemplated herein may be abandoned at any time prior to the Closing by Buyer or Sellers if (a) the transactions contemplated in this Agreement shall not have been consummated by June 2, 2008 or (b) any Governmental Body having jurisdiction over Sellers, Buyer or the Subsidiaries has issued an order, decree or ruling or taken any other action permanently restraining, enjoining, or otherwise prohibiting or materially restricting the consummation of the transactions contemplated in this Agreement and such order, decree, ruling or other action shall have become final and nonappealable; provided, that, in each of the foregoing cases, the right to terminate this Agreement pursuant to this Section 10.2 shall not be available to any Party that is responsible for a breach of its obligations under this Agreement in any manner that shall have proximately contributed to the occurrence of the failure of a condition to the consummation of the transactions contemplated by this Agreement on or prior to June 2, 2008.
     10.3 Termination by Buyer. This Agreement may be terminated and the transactions contemplated herein may be abandoned at any time prior to the Closing by action of Buyer, if Sellers shall have breached any of their representations or warranties (without giving effect to any qualification as to materiality or Material Adverse Effect contained in any specific representation or warranty) or failed to perform in any material respect any of their covenants or agreements contained in this Agreement and such breach or failure (a) could reasonably be expected to have a Material Adverse Effect and (b) shall not have been cured within 15 Business Days after the receipt of written notice to Sellers from Buyer of such breach or failure.

     10.4 Termination by Sellers. This Agreement may be terminated and the transactions contemplated herein may be abandoned at any time prior to the Closing by action of Sellers, if Buyer shall have breached any of its representations or warranties (without giving effect to any qualification as to materiality contained in any specific representation or warranty) or failed to perform in any material respect any of its covenants or agreements contained in this Agreement and such breach or failure (a) individually or in the aggregate, could reasonably be expected to prevent or materially impede the ability of Buyer to consummate the transactions contemplated by this Agreement in accordance with the terms hereof and applicable Laws and (b) shall not have been cured within 15 Business Days after the receipt of written notice by Sellers to Buyer of such breach or failure.
     10.5 Effect of Termination and Abandonment. In the event of the termination of this Agreement pursuant to any of the provisions of this ARTICLE 10, neither of the Sellers nor Buyer (nor any of their respective directors or officers) shall have any liability or further obligation to the other Party to this Agreement, except that nothing herein will relieve any Party from liability for breach of any representation or warranty or any failure to perform any covenant and agreement. The terminating Party’s rights to pursue all legal remedies due to such breach or failure to perform shall survive the termination of this Agreement unimpaired.
ARTICLE 11
SURVIVAL; INDEMNIFICATION
     11.1 Survival.
          (a) All representations and warranties in this Agreement or in any certificate delivered pursuant hereto shall survive the Closing Date for a period of two years thereafter, except that the representations and warranties set forth in (i) Sections 2.1(a) (corporate existence, status and capitalization), 2.1(d) (ownership interests), 2.1(e) (authorization), 2.12 (broker fees) and 2.13 (related party transactions) shall indefinitely survive the Closing Date, (ii) Sections 2.10(c) (environmental) and 2.7 (employee plans) shall survive the Closing Date for a period of five years thereafter and (iii) Section 2.3 (taxes) shall survive the Closing Date until 60 days following the expiration of the applicable statute of limitations. Each of the covenants and agreements contained herein shall survive the Closing and continue in full force and effect until performed in accordance with their terms.
          (b) Neither Sellers nor Buyer shall be liable for any Buyer’s Loss or Sellers’ Loss, respectively, resulting from any inaccuracy in any representation or warranty of such Party contained in this Agreement or in any certificate delivered pursuant hereto unless written notice of entitlement to make a claim (whether or not any monetary losses have actually been suffered) with respect to such losses is given by Buyer or Sellers, respectively, on or prior to the expiration of the survival of the particular representation or warranty at issue, as set forth in Section 11.1(a) above.
     11.2 Indemnification by Sellers.
          (a) Sellers will jointly and severally indemnify, hold harmless, defend and bear all reasonable costs of defending Buyer and following the Closing, the Subsidiaries, together with their respective successors and assigns (the “Buyer Indemnitees”), from, against and with respect to any and all damage, loss, deficiency, expense (including any reasonable attorney and accountant fees, legal costs or expenses), action, suit, proceedings, demand, assessment or judgment to or against Buyer or the Subsidiaries, including any punitive, exemplary or consequential damages but only to the extent such punitive, exemplary or consequential damages are contained as part of an award to a third party (collectively, “Buyer’s Loss”), as a result of, arising out of or in connection with:

               (i) any breach or violation by Sellers of any of the representations or warranties (without giving effect to any qualification as to materiality or Material Adverse Effect contained in any specific representation or warranty) contained in this Agreement or in any certificate required to be furnished pursuant to this Agreement;
               (ii) any breach, violation, or nonperformance by Sellers of any of its covenants or agreements contained in this Agreement;
               (iii) any Debt incurred prior to the Closing that is outstanding or for which any of the Subsidiaries is liable after the Closing;
               (iv) fees and expenses of any accountant, agent, attorney, broker, investment banker or other advisor engaged by Sellers in connection with the execution of this Agreement or consummation of the transactions contemplated hereby;
               (v) any liability or obligation of any nature whatsoever arising from or relating to the environmental matters identified in Schedule 11.2(a)(v) (notwithstanding any disclosures set forth in Schedules 2.10(c)(i), 2.10(c)(ii), 2.10(c)(iii) or 2.10(c)(v));
               (vi) the Excluded Assets (including the holding and distribution thereof and Taxes relating thereto);
               (vii) any liability or obligation of any nature whatsoever arising from or relating to the Executive General Severance Plan;
               (viii) all Taxes imposed on any Subsidiary for all Pre-Closing Periods (including any portion of a taxable period treated as a Pre-Closing Period under Section 6.1(c));
               (ix) all Taxes imposed on any Subsidiary under Treasury Regulations Section 1.1502-6 (or any corresponding state, local or foreign Law) as a result of being a member of nay consolidated, unitary, combined or similar group for any Pre-Closing Period; and
               (x) all Taxes attributable to (A) the ownership or operation of the Excluded Assets and any business related thereto, whether prior or subsequent to the Closing or (B) the transfer of the Excluded Assets pursuant to Section 4.15.
          (b) Notwithstanding the above Section 11.2(a), Sellers shall not have any obligation to indemnify the Buyer Indemnitees with respect to Section 11.2(a)(i) above: (i) until Buyer Indemnitees have suffered Buyer’s Loss by reason of all such breaches in excess of $380,000 (“Sellers’ Floor”) (upon such Buyer’s Loss exceeding the Sellers’ Floor, Sellers shall indemnify the Buyer Indemnitees to the extent that the aggregate amount of Buyer’s Loss exceeds the Sellers’ Floor) and (ii) to the extent the Buyer’s Loss by reason of all such breaches exceeds an amount equal to $9,150,000 (“Sellers’ Cap”) (after which point the Seller will have no obligation to indemnify Buyer Indemnitees from and against further Buyer’s Loss). Provided, however, that any claim or portion thereof by Buyer Indemnitees based upon (i) any representation or warranty (or portion thereof) relating to Sections 2.3 (taxes) and 2.10(c) (environmental), (ii) any cases of fraud or deceit committed by Sellers or (iii) the representations and warranties in Sections 2.1(a), 2.1(d), 2.1(e), 2.7, 2.12 and 2.13, shall not be subject to any of the limitations contained in the preceding sentence of this Section 11.2(b).

     11.3 Indemnification by Buyer.
          (a) Buyer will indemnify, hold harmless, defend and bear all costs of defending Sellers, together with their respective successors and assigns, from, against and with respect to any and all damage or loss, deficiency, expense (including any reasonable attorney and accountant fees, legal costs or expenses), action, suit, proceeding, demand, assessment or judgment to or against Sellers, including any punitive, exemplary or consequential damages but only to the extent such punitive, exemplary or consequential damages are contained as part of an award to a third party (collectively, the “Sellers’ Loss”), arising out of or in connection with:
               (i) any liability or obligation of any nature whatsoever (whether accrued, absolute, contingent, unasserted or otherwise) arising out of or resulting from the assets, business, activities and operations of the Subsidiaries after the Closing, except to the extent the Seller is required to provide indemnification for such liabilities and obligations pursuant to Section 11.2 or other than those arising out of or in connection with any breach, violation or nonperformance covered by Section 11.2;
               (ii) any breach or violation by Buyer of any of its representations or warranties (without giving effect to any qualification as to materiality contained in any specific representation or warranty) contained in this Agreement or in any certificate required to be furnished pursuant to this Agreement; and
               (iii) any nonperformance by Buyer of any of its respective covenants or agreements contained in this Agreement.
          (b) Notwithstanding the above Section 11.3(a), Buyer shall not have any obligation to indemnify Sellers with respect to Section 11.3(a)(ii) above: (i) until Sellers have suffered Sellers’ Loss by reason of all such breaches in excess of $380,000 (“Buyer’s Floor”) (upon such Sellers’ Loss exceeding the Buyer’s Floor, Buyer shall indemnify Sellers to the extent that the aggregate amount of Sellers’ Loss exceeds the Buyer’s Floor) and (ii) to the extent the Sellers’ Loss by reason of all such breaches exceeds an amount equal to $9,150,000 (“Buyer’s Cap”) (after which point Buyer will have no obligation to indemnify Sellers from, against and with respect to further Sellers’ Loss). Provided, however, that any claim or portion thereof based upon any cases of fraud or deceit committed by Buyer shall not be subject to any of the limitations contained in the preceding sentence of this Section 11.3(b).
     11.4 Notice of Claims.
          (a) Third Party Claims.
               (i) If any third party shall notify any Seller or Buyer Indemnitee (each, an “Indemnified Party”) with respect to any matter (a “Third Party Claim”) which may give rise to a claim for indemnification against another Party (the “Indemnifying Party”) under this ARTICLE 11, then the Indemnified Party shall promptly (and in any event within 10 Business Days after receiving notice of the Third Party Claim) notify the Indemnifying Party thereof in writing; provided, however, that failure to give such notification shall not affect the indemnification provided hereunder except to the extent the Indemnifying Party shall have been actually and materially prejudiced as a result of such failure.
               (ii) The Indemnifying Party will have the right at any time to assume and thereafter conduct the defense of the Third Party Claim with counsel of its choice reasonably satisfactory to the Indemnified Party; provided, however, that the Indemnifying Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnified Party (not to be withheld or delayed unreasonably) unless the judgment or proposed settlement releases the Indemnified Party completely in connection with such Third Party Claim and that would not otherwise adversely affect the Indemnified Party. Notwithstanding the foregoing, the Indemnifying Party shall not be entitled to assume the defense of any Third Party Claim (and shall be liable for the reasonable fees and expenses of counsel incurred by the Indemnified Party in defending such Third Party Claim) if the Third Party Claim seeks an order, injunction or other equitable relief or relief for other than money damages against the Indemnified Party that the Indemnified Party reasonably determines, after conferring with its outside counsel, cannot be separated from any related claim for money damages. If such equitable relief or other relief portion of the Third Party Claim can be so separated from that for money damages, the Indemnifying Party shall be entitled to assume the defense of the portion relating to money damages.
               (iii) Unless and until the Indemnifying Party assumes the defense of the Third Party Claim as provided above, however, the Indemnified Party may defend against the Third Party Claim in any manner it reasonably may deem appropriate. Notwithstanding the above, the Indemnified Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnifying Party (not to be withheld or delayed unreasonably).
               (iv) The Party defending a Third Party Claim shall conduct the defense actively and diligently, and all Parties shall cooperate in the defense of such claim. Such cooperation shall include the provision and access to the defending Party of documents, information, books and records reasonably requested by the defending Party and material to such claim, and making available employees as may be reasonably requested by the Party defending such claim and as shall be reasonably required in connection with the defense of such claim and any litigation resulting therefrom.
          (b) Other Claims. In the event any Indemnified Party should have a claim against any Indemnifying Party that does not involve a Third Party Claim being asserted against or sought to be collected from such Indemnified Party, the Indemnified Party shall deliver notice of such claim with reasonable promptness and detailing the basis for such claim or claims to the Indemnifying Party. As long as the notice is provided within the relevant survival period, if any, set forth in Section 11.1(a) above, the failure by any Indemnified Party so to notify the Indemnifying Party shall not relieve the Indemnifying Party from any liability that it may have to such Indemnified Party, except to the extent that the Indemnifying Party shall have been actually and materially prejudiced as a result of such failure. The Indemnifying Party shall notify the Indemnified Party within 10 Business Days following its receipt of such notice if the Indemnifying Party disputes its liability to the Indemnified Party, provided, that the failure by any Indemnifying Party so to timely notify the Indemnified Party shall not affect any defense the Indemnifying Party may have to such Indemnified Party, except to the extent that the Indemnified Party shall have been actually and materially prejudiced as a result of such failure. If the Indemnifying Party and the Indemnified Party fail to resolve any such dispute within 90 days following the receipt of the notice of claim by the Indemnified Party, the dispute shall be referred to binding arbitration in such manner as the parties with reasonable promptness may agree or, if the parties do not so agree, shall be determined by an Illinois court.
     11.5 Indemnification Payments as Adjustment to Final Purchase Price. Any payments made by Buyer or the Sellers under this ARTICLE 11 shall be considered an adjustment to the Final Purchase Price.
     11.6 Exclusive Remedy. Except as set forth in Section 12.15 or in the case of fraud or deceit, Buyer, Sellers and, following the Closing, the Subsidiaries, acknowledge and agree that the foregoing indemnification provisions in this ARTICLE 11 shall be the exclusive remedy of Buyer, Sellers and the Subsidiaries with respect to the transactions contemplated by this Agreement.

ARTICLE 12
MISCELLANEOUS
     12.1 Notices. Any notices or other communications required or permitted hereunder (including, by way of illustration and not limitation, any notice permitted or required under ARTICLE 11 hereof) to any Party shall be sufficiently given when delivered in person, or when sent by certified or registered mail, postage prepaid, or one Business Day after dispatch of such notice with an overnight delivery service, or when transmitted by facsimile or other form of electronic communication if a confirmation back is received by the sender, in each case addressed as follows:
     In the case of Buyer, care of:
Connell Limited Partnership
One International Place
Boston, MA 02110
Attention: John V. Curtin, Esq.
Fax: (617) 737-1617
     With a copy to:
Skadden, Arps, Slate, Meagher & Flom LLP
One Beacon Street
Boston, MA 02108
Attention: David T. Brewster, Esq.
Fax: (617) 573-4822
     In the case of any Seller:
Federal Signal Corporation
1415 West 22nd Street
Oak Brook, Illinois 60523
Attention: John Gruber, Vice President — Corporate Development
Facsimile: (630) 954-2138
     With a copy to:
Federal Signal Corporation
1415 West 22nd Street
Oak Brook, Illinois 60523
Attention: Jennifer Sherman, General Counsel
Facsimile: (630) 954-2138
     and

Thompson Coburn LLP
One US Bank Plaza
Suite 3400
St. Louis, Missouri 63101
Attention: Robert M. LaRose
Facsimile: (314) 552-7078
or such substituted address or attention as any Party shall have given notice to the others in writing in the manner set forth in this Section 12.1.
     12.2 Amendment. This Agreement may be amended or modified in whole or in part only by an agreement in writing executed by all Parties and making specific reference to this Agreement.
     12.3 Counterparts. This Agreement may be executed in any number of counterparts and by facsimile or other electronic transmission, each of which shall be deemed an original, but all of which shall constitute one instrument, and shall become effective when such separate counterparts have been exchanged between the Parties.
     12.4 Binding on Successors and Assigns. This Agreement shall be binding upon, inure to the benefit of and be enforceable by and against the Parties and their respective successors and assigns in accordance with the terms hereof. No Party may assign its interest under this Agreement without the prior written consent of the other Parties; provided, however, that Buyer may, without the prior written consent of Sellers (a) assign any or all of its rights hereunder to one or more of its Affiliates or (b) designate one or more of its Affiliates to perform its obligations hereunder (in either of the cases described in subclauses (a), or (b), Buyer nonetheless shall remain responsible for the performance of all of its obligations hereunder).
     12.5 Severability. In the event that any one or more of the provisions contained in this Agreement or any application thereof shall be invalid, illegal or unenforceable in any respect, the validity, legality or enforceability of the remaining provisions of this Agreement and any other application thereof shall not in any way be affected or impaired thereby; provided, however, that to the extent permitted by applicable Laws, any invalid, illegal, or unenforceable provision may be considered for the purpose of determining the intent of the Parties in connection with the other provisions of this Agreement.
     12.6 Waivers. The Party to whose benefit any of the representations, warranties, covenants, conditions or obligations contained in this Agreement run may (a) extend the time for the performance of any of the obligations or other acts of the Parties, (b) waive any inaccuracies in the representations contained in this Agreement or in any document delivered pursuant to this Agreement, (c) waive compliance with, or modify, any of the covenants or conditions contained in this Agreement and (d) waive or modify performance of any of the obligations of any of the Parties; provided, that no such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall operate as a waiver of, or an estoppel with respect to, any subsequent insistence upon such strict compliance other than with respect to the matter so waived or modified.
     12.7 Headings. The headings in the sections and subsections of this Agreement and in the Schedules are inserted for convenience only and in no way alter, amend, modify, limit or restrict the contractual obligations of the Parties.
     12.8 List of Schedules and Exhibits. As mentioned in this Agreement, there are attached hereto or delivered herewith, the following Schedules and Exhibits:

SCHEDULES

Schedule No.	Schedule Caption
1.2	Non-GAAP Items / Exceptions to MAE
2.1(a)(ii)	Capital Stock/Outstanding Shares
2.1(b)	Foreign Qualifications
2.1(d)	Ownership Interests and Loans
2.1(f)	Sellers’ Conflicts
2.1(g)	Required Governmental Consents
2.2(a)	Financial Statement Matters
2.2(b)	Interim Events Affecting Financial Statements
2.2(c)	Undisclosed Liabilities
2.3(b)	Tax Matters
2.4(a)	Owned Property
2.4(b)	Leases
2.4(c)	Condition of Assets
2.4(d)	Sufficiency of Assets
2.5	Intellectual Property
2.6(a)	Debt Instruments
2.6(b)	Other Contracts
2.6(c)	Insurance
2.7(a)	Employee Plans
2.7(e)	Domestic Employee Plan Compliance
2.7(f)	Foreign Benefit Plan Compliance
2.7(g)	Accelerations or Other Material Changes to Plans
2.7(h)	409A Plan Compliance
2.8	Labor Relations
2.9	Litigation and Other Proceedings
2.10(a)	Compliance with Laws (Non-Environmental)
2.10(b)	Permits (Non-Environmental)
2.10(c)(i)	Environmental Claims
2.10(c)(ii)	Environmental Law Compliance
2.10(c)(iii)	Environmental Permits
2.10(c)(v)	Underground Tanks and Other Conditions
2.11	Bank Accounts
2.13(a)	Related Party Arrangements — Property, Ownership Interests and Contracts
2.13(b)	Related Party Transactions — Debts and Other Loans
2.16	Inventory Policies and Procedures
2.17(a)	Material Customers
2.17(b)	Material Suppliers
4.1	Conduct of Business Prior to Closing
4.6	Continuing Related Party Arrangements
4.13	Other Assets
4.15	Excluded Assets
5.2	Affected Employees
5.3(a)	Employee Plans to be Retained by the Subsidiaries at Closing
5.4	Severance Arrangements
5.6	Accrued Vacation Benefits
7.5	Closing Consents Required by Buyer
7.9	Key Employee Agreements
11.2(a)(v)	Other Matters

EXHIBITS

Exhibit A	Target Net Assets
Exhibit B	Form of Transition Services Agreement
Exhibit C	Form of Non-Competition/Non-Solicitation Agreement
Each of the foregoing Schedules and Exhibits is incorporated herein by this reference and expressly made a part hereof.
     12.9 Entire Agreement; Law Governing; Waiver of Jury Trial. This Agreement, the Transition Services Agreement, the Non-Solicitation/Non-Competition Agreement and the Other Agreements constitute the entire agreement among the Parties and supersede any prior negotiations and agreements between the Parties (except with respect to the Confidentiality Agreement described in Section 12.16 of this Agreement), and there are no representations, warranties, understandings or agreements other than those expressly set forth herein or in an Exhibit or Schedule delivered pursuant hereto, except as modified in writing concurrently herewith or subsequent hereto. This Agreement shall be governed by and construed and interpreted according to the internal Laws of the State of Illinois, determined without reference to conflicts of law principles. Each Party agrees to personal jurisdiction in any action brought in any court, Federal or State, within the State of Illinois having subject matter jurisdiction over the matters arising under to this Agreement. Any suit, action or proceeding arising out of or relating to this Agreement shall only be instituted in the State of Illinois. Each Party waives any objection which it may have now or hereafter to the laying of the venue of such action or proceeding and irrevocably submits to the jurisdiction of any such court in any such suit, action or proceeding. Each Party waives any right to a trial by jury, to the extent lawful, and agrees that any of them may file a copy of this paragraph with any court as written evidence of the knowing, voluntary and bargained-for agreement among the Parties irrevocably to waive its right to trial by jury in any claim, suit, action or proceeding whatsoever between them relating to this Agreement or the transactions contemplated hereby.
     12.10 No Third-Party Rights. Except as expressly provided in ARTICLE 11, this Agreement is not intended and shall not be construed to create any rights in any Persons other than Buyer and Sellers, and no Person shall assert any rights as third-party beneficiary hereunder.
     12.11 Sales and Transfer Taxes. All applicable sales, transfer, documentary, use, filing and other taxes and fees that may become due or payable as a result of the sale, conveyance, assignment, transfer or delivery of the Shares or the Business shall be borne equally by Buyer, on the one hand, and Sellers, on the other hand.
     12.12 Expenses. Except as expressly provided otherwise herein, Sellers, on the one hand, and Buyer, on the other, shall pay all costs and expenses incurred by it or on its behalf in connection with this Agreement and the transactions contemplated hereby, including, without limiting the generality of the foregoing, fees and expenses of its own financial consultants, accountants and counsel.
     12.13 No Presumption Against Drafting Party. Each Party acknowledges that each Party has been represented by counsel in connection with this Agreement and the transactions contemplated herein. Accordingly, any rule of law or any legal decision that would require interpretation of any claimed ambiguities in this Agreement against the drafting party has no application and is expressly waived.
     12.14 Computation of Time. Whenever the last day for the exercise of any privilege or the discharge of any duty hereunder shall fall upon a day that is not a Business Day, the Party having such privilege or duty may exercise such privilege or discharge such duty on the next succeeding day which is a Business Day.
     12.15 Specific Performance. The Parties stipulate and agree that the rights under this Agreement of Buyer, on the one hand, and Sellers, on the other hand, are of a specialized and unique character and that immediate and irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that in addition to any other remedies and damages available, Buyer, on the one hand, and Sellers, on the other hand, shall be entitled to seek an injunction in a court of competent jurisdiction to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement. In the event Buyer or Sellers, as the case may be, obtain(s) any such injunction, order, decree or other relief, in law or in equity, the Party or Parties not obtaining such relief shall be responsible for all costs associated with obtaining the relief, including reasonable attorney’s fees and expenses and costs of suit.
     12.16 Confidentiality. The terms of the Confidentiality Agreement, dated November 9, 2007, between Federal Signal and Buyer are hereby incorporated herein by reference and shall continue in full force and effect until the Closing, at which time such Confidentiality Agreement and the obligations of the Parties under this Section 12.16 shall terminate. If this Agreement is, for any reason, terminated prior to the Closing, the Confidentiality Agreement shall continue in full force and effect.
     12.17 Survivability of Provisions After Termination. If this Agreement is terminated pursuant to ARTICLE 10 hereof, it shall become null and void and have no further force and effect, except as provided in Sections 10.5, 12.1, 12.9, 12.12, 12.13 and this 12.17 which shall survive termination and except that nothing herein shall relieve any Party for a breach by such Party of the terms of this Agreement. Upon any termination of this Agreement, each Party will return all documents work papers and all other material of the other Party relating to the transactions contemplated hereby and all covers at such materials, where so obtained before or after the execution hereof, to the Party furnishing the same.
[the remainder of the page is intentionally left blank]

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized representatives on the day and year first above written.

BUYER:

CONNELL LIMITED PARTNERSHIP

By: Connell Industries, Inc., its General Partner

By:

Name: John V. Curtin
Title: Vice President

SELLERS:

FEDERAL SIGNAL CORPORATION

By:

Name: John Gruber
Title: Vice President, Corporate Development

FEDERAL SIGNAL OF EUROPE B.V.

By:

Name: Karel Goedkoop
Title: Managing Director
[signature page to Stock Purchase Agreement]

EXHIBIT A
TARGET NET ASSETS (1)

		March 2, 2008
		BALANCE
All numbers in USD		SHEET
102100	Notes Receivable-Trade	$2,025,005
103200	Accounts Receivable-Trade	16,863,182
103210	A/R Trade — VAT/GST Valuation	720,201
103290	A/R Sold	(43,843)
103810	A/R-Other	13,200
103830	A/R-Employee	32,819
104100	Allowance For Doubtful Account	(291,586)
105100	Finished & Semi-Finished Inv	10,610,536
105120	Finished Goods — Burden	609,537
105150	Finished Goods — Consigned	—
105200	Physical Inventory From DPI	340,349
105205	LKM Intransit	82,869
105250	Inventory — Transit Domestic	31,080
105300	Transient Inventory From DPI	98,583
105500	Physical Inventory From Other	1,008,031
105560	Transient Inventory From Other	3,311
105590	Profit in Inventory	(168,828)
105700	Work In Process	1,514,012
105800	Raw Material	1,104,492
106100	Allowance For Obsolesce	(839,778)
106200	Allowance For Shrink Reserve	(16,966)
106300	Allowance For LIFO Reserve	(3,385,000)
106400	Allowance For Inventory Reval	(2,555)
107100	Perishable Tools	441,200
107120	Special Tools	101,766
107150	Prepaid Insurance	9,740
107300	Catalogs	575,488
107400	Goods And Service Tax	7,912
107500	Prepaid Rates And Water Rates	1,374
107900	Other	778,429
112100	Land	876,317
112150	Land Improvements	604,835
112200	Building	5,327,446
112250	Building Equipment	2,541,886
112280	Leasehold Improvements	1,803,629
112300	Shop Machinery	41,957,853
112400	Shop Equipment	4,624,078
112450	Necessity Certificate Equip	4,943
112500	Shop Tooling	1,615,971
112600	Autos And Truck	96,215
112700	Office Equipment	4,167,830
112710	Computer Equipment	10,078,208
112900	Capital Projects In Process	944,107
113150	Amort-Land Improvements	(484,396)
113200	Depre-Buildings	(2,667,351)
113250	Depre-Building Equipment	(1,445,616)
113290	Amort-Leasehold Improvements	(1,172,679)
113300	Depre-Shop Machinery	(32,744,921)
113400	Depre-Shop Equipment	(3,746,189)
113450	Depre-Necessity Equipment	(4,943)
113500	Depre-Shop Tooling	(1,485,978)

		March 2, 2008
		BALANCE
All numbers in USD		SHEET
113600	Depre-Autos And Trucks	(90,787)
113700	Depre-Office Equipment	(3,616,609)
113710	Depre-Computer Equipment	(5,442,283)
114100	Lease Deposit-Building & Phone	121,547
114200	Deposits-Deposits/Leases	37,556
114300	Deposits-UPS	(2)
114400	Deferred Charges-Other	53,015
201100	Notes Payable-S/T	(581,458)
202100	Accounts Payable-Trade	(3,203,504)
202200	Accounts Payable-Unvouched	(558,038)
202210	Account Payable Unv — Macola	—
202300	Accounts Payable-Other	(408,667)
202400	Accounts Payable-Perm Unvouch	(40,000)
202450	Accounts Payable-Purch Card	(137,219)
202470	Obligation Under Capital Lease	—
203100	Salaries And Wages	(631,259)
203200	Salaries And Wages-Other	(87,815)
203400	Profit Sharing And Bonus	0
203500	Vacation Pay	(2,525,376)
203600	Holiday Pay	(194,723)
203750	Pension Costs	(70,280)
203800	Commissions-Regional Managers	(64,504)
204100	Federal Tax Withheld	(30,934)
204200	FICA Tax Withheld	(35,863)
204300	State Income Tax Withheld	(722)
204400	City Inc Tax WH-WestCarrollton	(17,234)
204500	Local Taxes Withheld	(3,636)
205100	Deposits WH-United Way	(4,085)
205300	Deposits Held-Insurance	(80)
205400	Deposits Held-Child Support	(397)
205450	Deposits Held-Opt Life Insuran	124
205500	Deposits Held-Other	(6,066)
205600	Deposits Held-Calif Taxes	—
206100	Federal Income Tax-Corporation	(78,566)
206110	Fed Inc Tax-Corp Czeck Lease	—
206150	Canada Non-Resident Tax	—
206200	State Income Tax-Corporation	197,435
206300	Provincial Tax-Corporation	35,562
206400	City Income Tax-Corporation	—
206500	Deferred Income Tax Current	1,312,256
206550	Deferred State IncTax Current	33,636
206900	Income Tax Profit in Inventory	59,090
207100	Accrued Sales And Use Taxes	(19,203)
207150	Accrued Sales Tax — Calif	(1,362)
207200	Personal Property Taxes	(219,601)
207300	Real Estate Taxes	(51,787)
207400	FICA Tax Expense-Company	(39,114)
207600	State Employment Taxes	(88,954)
207650	Federal Employment Taxes	24,105
207800	Goods And Service Taxes	(25,268)
207900	Value Added Tax	169,173
208200	Commissions-Trade	17,774
208300	Other Professional Fees	(110,991)
208350	Attorney Fees	—
208400	Other	(313,402)
208500	Product Warranty	—
208700	Self Insurance-Vehicle Repairs	(25,000)
209110	Withholdings-After Tax Savings	(4,739)
209120	Withholdings-Pre Tax Savings	9,597

		March 2, 2008
		BALANCE
All numbers in USD		SHEET
209130	Withholdings-Pre Tax SavingsEx	—
209140	Savings Plan-Employee Loans	—
209150	Withholdings-Pre Tax Extended	—
209200	Employee Benefits	(45,057)
209250	Employee Benefits-Other	(13,001)
209300	Employee Benefits-Savings Plan	—
209400	Emp Benefits-Flex FSA Health	(64,792)
209450	Emp Benefits-Flex FSA Depend	(5,450)
211300	Pension Plan Costs	(131,986)
211400	Long Term Liabilities-Other	—
216100	LT Deferred Income Taxes	(5,448,918)
216200	Deferred State Income Taxes	—
216300	LT Deferred State Income Taxes	(185,837)

	Net Assets Included	$40,562,106

(1)	To the extent that any item in this Exhibit A conflicts with any express provision of the Agreement, the provision of the Agreement shall govern.

EXHIBIT B
FORM OF
TRANSITION SERVICES AGREEMENT

B-1

EXHIBIT C
FORM OF
NON-COMPETITION/NON-SOLICITATION AGREEMENT
          This Non-Competition/Non-Solicitation Agreement (this “Agreement”) is made and entered into this 21st day of April, 2008, by and among CONNELL LIMITED PARTNERSHIP, a Delaware limited partnership having its principal place of business at One International Place, Boston, MA 02110 (“Connell”), on the one hand, and FEDERAL SIGNAL CORPORATION, a Delaware corporation having its principal place of business at 1415 West 22nd Street, Oak Brook, IL 60523 (“FSC”) and FEDERAL SIGNAL OF EUROPE B.V., a Dutch corporation (“FSBV”), on the other hand.
          WHEREAS, pursuant to the terms of that certain Stock Purchase Agreement (the “Stock Purchase Agreement”) dated April 3, 2008, by and among Connell, FSC and FSBV, Connell is, as of the date hereof, acquiring all of the issued and outstanding equity interests of (a) Dayton Progress – Perforadures, LDA, a Portuguese corporation (“DP-Portugal”), (b) Dayton Progress Canada Ltd., a Canadian corporation (“DP-Canada”), (c) Dayton Progress Corporation, an Ohio corporation (“DP-US”), and (d) each of those entities identified in Schedule 2.1(a)(ii) of the Stock Purchase Agreement (DP-Portugal, DP-US, DP-Canada and each other entity identified Schedule 2.1(a)(ii) of the Stock Purchase Agreement being a “Subsidiary,” and, collectively the “Subsidiaries”);
          WHEREAS, the Subsidiaries are engaged in the business of manufacturing, selling and reselling a broad range of tooling components, mold bases and accessories for plastic injection molding and tooling components, punches and die components for metal stamping and other material forming applications (the “Business”); and
          WHEREAS, as a material inducement and condition to Connell’s obligations under the Stock Purchase Agreement, Federal Signal agreed to enter into this Agreement with Connell.
     NOW, THEREFORE, in consideration of the promises contained herein and for good and valuable consideration, receipt of which is hereby acknowledged, the parties hereto, intending to be legally bound hereby, covenant and agree as follows:
          1. Definitions. For purposes of this Agreement:
          “Closing” means the closing pursuant to the Stock Purchase Agreement.
          “Covered Employee” means any Affected Employee who is at the time employed by any of the Subsidiaries or by Connell or any of its Affiliates.
          “Covered Period” means the three year period immediately following the Closing.
          “Federal Signal” means, except where the context otherwise requires, each of FSC, FSBV and each of their respective Subsidiaries and Affiliates.
          “Parties” means Connell, FSC and FSBV and “Party” shall mean Connell, on the one hand, and FSC and FSBV, on the other hand, as the context requires.
Capitalized terms not otherwise defined herein shall have the meanings set forth in the Stock Purchase Agreement.

          2. Agreement Not to Solicit. As an inducement for Connell to enter into the Stock Purchase Agreement and as additional consideration for the consideration inuring to FSC and FSBV under the Stock Purchase Agreement, Federal Signal agrees throughout the Covered Period, not to, directly or indirectly, (i) solicit, induce or attempt to induce any Covered Employee to leave the employ of any Subsidiary, Connell or any of its Affiliates, as the case may be; (ii) in any way interfere with the relationship between any Subsidiary or Connell or any of its Affiliates, as the case may be and any Covered Employee; or (iii) employ or otherwise engage as an employee, consultant, independent contractor or otherwise any such Covered Employee. Notwithstanding the foregoing, Federal Signal shall not be prohibited from (i) hiring former employees of the Subsidiaries or Connell who have left the employ of the Subsidiaries or Connell or any of its Affiliates without inducement by Federal Signal, (ii) employing any Covered Employee who contacts Federal Signal on his or her own initiative and without any direct or indirect solicitation by Federal Signal or (iii) conducting generalized solicitations for employees (which solicitations are not specifically targeted at any Subsidiary’s or Connell’s or any of its Affiliates’ employees) through the use of media advertisements or otherwise.
          3. Agreement Not to Compete. As a further inducement for Connell to enter into the Stock Purchase Agreement, throughout the Covered Period, Federal Signal agrees that it will not: (i) directly or indirectly, engage or invest in, own, manage, operate, finance, control or participate in the ownership, management, operation, financing or control of, or guarantee any obligation of, any Person engaged in or, to Federal Signal’s actual knowledge, planning to become engaged in, the Business anywhere in the world; provided, however, that Federal Signal may purchase or otherwise acquire up to (but not more than) two percent of any class of securities of any enterprise (but without otherwise participating in the activities of such enterprise) if such securities are listed on any national or regional securities exchange or have been registered under Section 12(g) of the Securities Exchange Act of 1934; and (ii) directly or indirectly, solicit the business of any Person known to Federal Signal to be a customer of the Subsidiaries, whether or not Federal Signal had contact with such Person, with respect to products or activities which compete in whole or in part with the Business.
          Federal Signal acknowledges and agrees that the covenant in (i) above is reasonable with respect to its duration, geographical area and scope.
          4. Extension. In the event of a breach by Federal Signal of either covenant (non-solicitation/non-compete) set forth in Section 2 and 3, above, the term of such covenant will be extended by the period from the beginning of the Covered Period to the cure of such breach.
          5. Equitable Relief. Federal Signal stipulates and agrees that the rights of Connell under this Agreement are of a specialized and unique character and that immediate and irreparable damage will result to Connell if Federal Signal fails to or refuses to perform its obligations under this Agreement and, notwithstanding any election by Connell to claim damages from Federal Signal as a result of any such failure or refusal Connell may, in addition to any other remedies and damages available, seek an injunction in a court of competent jurisdiction to restrain any such failure or refusal. In the event Connell obtains any such injunction, order, decree or other relief, in law or in equity, Federal Signal shall be responsible for all costs associated with obtaining the relief, including reasonable attorney’s fees and expenses and costs of suit.
          6. Severability. The covenants, provisions and paragraphs of this Agreement are severable. If any provisions of this Agreement as applied to either Party or to any circumstances shall be adjudged by a court to be invalid or unenforceable, the same shall in no way affect any other provision of this Agreement, the application of such provision in any other circumstances, or the validity or enforceability of this Agreement. The Parties intend this Agreement to be enforced as written. If any provision or any part thereof is held to be invalid or unenforceable because of the duration thereof, the Parties agree that the court making such determination shall have the power to reduce the duration and/or to delete specific words or phrases, and in its modified form such provision shall then be enforceable. The Parties expressly agree that this Agreement shall be given the construction that renders its provisions valid and enforceable to the maximum extent permitted by Laws.
          7. Consent to Jurisdiction; Venue; Waiver of Jury Trial. Any action or proceeding seeking to enforce any provision of, or based upon any right arising out of, this Agreement may be brought against either of the Parties hereto in any court, Federal or State, within the State of Illinois, having subject matter jurisdiction over the matters arising under this Agreement, and each of the Parties hereto consents to the jurisdiction of such courts (and of the appropriate appellate courts) in any such action or proceeding. Each of the Parties hereto hereby irrevocably waives any objection which it may now or hereafter have to the venue of any such action or proceeding brought in such court and any claim that such action or proceeding brought in such court has been brought in an inconvenient forum. Process in any action or proceeding referred to in this Section 7 may be served on either Party anywhere in the world. Each Party waives any right to a trial by jury, to the extent lawful, and agrees that any of them may file a copy of this paragraph with any court as written evidence of the knowing, voluntary and bargained-for agreement among the Parties irrevocably to waive its right to trial by jury in any claim, suit, action or proceeding whatsoever between them relating to this Agreement or the transactions contemplated hereby.
          8. Notices. All notices or other communications required or permitted hereunder shall be in writing and shall be delivered by any of the following methods: (i) personally; (ii) by registered or certified mail (postage prepaid); (iii) by legible facsimile transmission; or (iv) by overnight courier (fare prepaid), in all cases addressed as follows:

If to Connell, to:

Connell Limited Partnership
One International Place
Boston, MA 02110
Attention: John V. Curtin, Esq.
Fax: (617) 737-1617

With a copy to:

Skadden, Arps, Slate, Meagher & Flom LLP
One Beacon Street
Boston, MA 02108
Attention: David T. Brewster, Esq.
Fax: (617) 573-4822

if to FSC or FSBV, to:

Federal Signal Corporation
1415 West 22nd Street
Oak Brook, IL 60523
Attention: Jennifer Sherman, General Counsel
Facsimile: (630) 954-2138

With a copy to:

Thompson Coburn LLP
One US Bank Plaza
Suite 3400
St. Louis, MO 63101
Attention: Robert M. LaRose
Facsimile: (314) 552-7078
or to such address as such Party may indicate by a notice delivered to the other parties hereto in the manner provided above. Notice shall be deemed received the same day (when delivered personally), five (5) days after mailing (when sent by registered or certified mail), or the next Business Day (when sent by facsimile transmission or when delivered by overnight courier).
          9. Descriptive Headings. The descriptive headings of the Sections hereof are for convenience of reference only and shall in no way affect or be used to construe or interpret this Agreement.
          10. Entire Agreement. This Agreement is an integrated document, contains the entire agreement between the Parties regarding the subject matter hereof, wholly cancels, terminates and supersedes any and all previous and/or contemporaneous oral agreements, negotiations, commitments and writings between the Parties hereto with respect to such subject matter. No change, modification, extension, termination, discharge, abandonment or waiver of this Agreement or any of the provisions hereof, nor any representation, promise or condition relating to this Agreement, shall be binding upon the parties hereto unless made in writing and signed by the Parties.
          11. Remedies Cumulative. It is agreed that the rights and remedies herein provided in case of any default or breach by either Party to this Agreement are cumulative and shall not affect in any manner any other remedies that the other Party may have by reason of such default or breach. The exercise of any right or remedy herein provided shall be without prejudice to the right to exercise any other right or remedy provided herein, by law or by equity.
          12. Waiver. No waiver of any right or remedy allowed hereunder shall be implied by the failure to enforce any such right or remedy. No express waiver shall affect any such right or remedy other than that to which the waiver is applicable and only for that occurrence.
          13. Binding Effect. This Agreement shall be binding upon and shall inure to the benefit of each of the Parties hereto and its successors and permitted assigns.
          14. Assignment. Neither Party shall have the right to assign this Agreement without the prior written consent of the other Party.
          15. Governing Law. This Agreement and the rights and the obligations of the Parties hereto shall be governed by and construed and enforced in accordance with the Laws of the State of Illinois without regard to any jurisdiction’s conflicts of law provisions.
          16. Counterparts. This Agreement may be executed in two or more counterparts, each of which when taken together shall comprise one instrument. Delivery of executed signature pages hereof by facsimile transmission shall constitute effective and binding execution and delivery hereof.
[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

CONNELL:

CONNELL LIMITED PARTNERSHIP

By:
Name:

Title:

FEDERAL SIGNAL:

FEDERAL SIGNAL CORPORATION

By:

Name:

Title:

FEDERAL SIGNAL OF EUROPE B.V.

By:

Name:

Title: